Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

EMCLAIRE FINANCIAL CORP

AND

Community first bancorp, inc.

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1

1.1.	Certain Definitions	1

ARTICLE II THE MERGER		9

2.1.	Merger	9

2.2.	Effective Time	10

2.3.	Articles of Incorporation and Bylaws	10

2.4.	Directors and Officers of the Surviving Corporation	10

2.5.	Effects of the Merger	10

2.6.	Tax Consequences	10

2.7.	Possible Alternative Structures	11

2.8.	Absence of Control	11

2.9.	Bank Merger	11

ARTICLE III CONVERSION OF SHARES		11

3.1.	Conversion of CFB Common Stock; Merger Consideration	11

3.2.	Procedures for Exchange of CFB Common Stock	13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CFB		15

4.1.	Organization	15

4.2.	Capitalization	16

4.3.	Authority; No Violation	17

4.4.	Consents	18

4.5.	Reports, Regulatory Matters, Financial Statements	18

4.6.	Taxes	19

4.7.	No Material Adverse Effect	21

4.8.	Material Contracts; Leases; Defaults	21

4.9.	Ownership of Property; Insurance Coverage	23

4.10.	Legal Proceedings	24

4.11.	Compliance With Applicable Law	24

4.12.	Employee Benefit Plans	25

4.13.	Brokers, Finders and Financial Advisors	27

4.14.	Environmental Matters	27

4.15.	Loan Portfolio	28

4.16.	Related Party Transactions	29

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4.17.	Deposits	30

4.18.	Required Vote	30

4.19.	Risk Management Instruments	30

4.20.	Intellectual Property	30

4.21.	Labor Matters	31

4.22.	CFB Information Supplied	31

4.23.	Investment Securities and Commodities	31

4.24.	Fairness Opinion	32

4.25.	No Other Representations or Warranties	32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		32

5.1.	Organization	32

5.2.	Capitalization	33

5.3.	Authority; No Violation	33

5.4.	Consents	34

5.5.	Financial Statements	34

5.6.	Taxes	36

5.7.	No Material Adverse Effect	37

5.8.	Ownership of Property; Insurance Coverage	37

5.9.	Legal Proceedings	38

5.10.	Compliance With Applicable Law	38

5.11.	Employee Benefit Plans	39

5.12.	Environmental Matters	40

5.13.	Securities Documents	41

5.14.	Brokers, Finders and Financial Advisors	41

5.15.	Company Common Stock	41

5.16.	Company Information Supplied	41

5.17.	Loan Portfolio	42

5.18.	Investment Securities and Commodities	42

5.19.	Related Party Transactions	42

5.20.	Risk Management Instruments	43

5.21.	Intellectual Property	43

5.22.	Labor Matters	43

5.23.	Fairness Opinion	44

5.24.	Financing	44

5.25.	No Other Representations or Warranties	44

ARTICLE VI COVENANTS OF CFB		44

6.1.	Conduct of Business	44

6.2.	Current Information and Cooperation	48

6.3.	Access to Properties and Records	50

6.4.	Financial and Other Statements	50

6.5.	Maintenance of Insurance	51

6.6.	Disclosure Supplements	51

6.7.	Consents and Approvals of Third Parties	51

6.8.	Failure to Fulfill Conditions	51

6.9.	Reasonable Best Efforts	51

6.10.	No Solicitation	51

6.11.	Merger-Related Costs	54

6.12.	401(k) Plan; Other Benefit Plans	54

6.13.	Anti-takeover Provisions	55

6.14.	Shareholder Litigation	55

ARTICLE VII COVENANTS OF THE cOMPANY		55

7.1.	Conduct of Business	55

7.2.	Current Information	56

7.3.	Financial and Other Statements	56

7.4.	Disclosure Supplements	56

7.5.	Consents and Approvals of Third Parties	57

7.6.	Reasonable Best Efforts	57

7.7.	Failure to Fulfill Conditions	57

7.8.	Employee Benefits	57

7.9.	Directors and Officers Indemnification and Insurance	58

7.10.	Stock and Cash Reserve	59

7.11.	Adverse Actions	59

7.12.	Company/Farmers National Board of Directors	60

7.13.	Stock Listing	60

7.14.	Amendment of Articles of Incorporation	60

7.15.	Committee Charters	60

ARTICLE VIII REGULATORY AND OTHER MATTERS		61

8.1.	Shareholder Meetings	61

8.2.	Proxy Statement-Prospectus	61

8.3.	Regulatory Approvals	62

8.4.	Dividends	62

ARTICLE IX CLOSING CONDITIONS		63

9.1.	Conditions to Each Party’s Obligations under this Agreement	63

9.2.	Conditions to the Obligations of the Company under this Agreement	64

9.3.	Conditions to the Obligations of CFB under this Agreement	64

ARTICLE X THE CLOSING		65

10.1.	Time and Place	65

10.2.	Deliveries at the Pre-Closing and the Closing	65

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		66

11.1.	Termination	66

11.2.	Effect of Termination	68

11.3.	Amendment, Extension and Waiver	69

ARTICLE XII MISCELLANEOUS		70

12.1.	Confidentiality	70

12.2.	Public Announcements	70

12.3.	Survival	70

12.4.	Notices	70

12.5.	Parties in Interest	71

12.6.	Complete Agreement	71

12.7.	Counterparts	72

12.8.	Severability	72

12.9.	Governing Law	72

12.10.	Interpretation	72

12.11.	Specific Performance; Jurisdiction	73

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 24, 2018, by and between Emclaire Financial Corp, a Pennsylvania corporation (“the “Company”), and Community First Bancorp, Inc, a Pennsylvania corporation (“CFB”).

WHEREAS, the Board of Directors of each of the Company and CFB (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective institutions, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and declaring its advisability;

WHEREAS, in accordance with the terms of this Agreement, CFB will merge with and into the Company (the “Merger”), and immediately thereafter, Community First Bank, the bank subsidiary of CFB, will merge with and into The Farmers National Bank of Emlenton, a wholly owned subsidiary of the Company (“Farmers National”) (the “Bank Merger”), pursuant to the terms hereof and the Agreement of Merger substantially in the form attached hereto as Exhibit A (which shall be executed by each of Farmers National and Community First Bank subsequent to the execution of this Agreement);

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, each of the directors and executive officers of CFB has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with the Company (the “CFB Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of CFB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the CFB Voting Agreements;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“ACA” shall have the meaning set forth in Section 4.12.2.

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“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.1.

“Adjusted Company Ratio” shall have the meaning set forth in Section 11.1.9.

“Adjusted Per Share Stock Consideration” shall have the meaning set forth in Section 11.1.9.

“Affidavit of Loss” shall have the meaning set forth in Section 3.2.7.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, together with any amendment hereto.

“Applications” shall mean the applications and/or notices for regulatory approval and/or non-objection that are required by the transactions contemplated hereby.

“Average Closing Price” shall have the meaning set forth in Section 11.1.9.

“Bank Merger” shall have the meaning set forth in the recitals of this Agreement.

“Bank Merger Agreement” shall mean the Agreement of Merger substantially in the form of Exhibit A hereto.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the OCC, the FRB, the FDIC and the Pennsylvania Department, which regulates the Company, CFB, or any of their respective subsidiaries, as the case may be.

“Banking Code” shall mean the Pennsylvania Banking Code of 1965, as amended.

“BHCA” shall have the meaning set forth in Section 4.1.1.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings associations in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Certificates” shall mean certificates evidencing shares of CFB Common Stock.

“CFB” shall mean Community First Bancorp, Inc., a Pennsylvania corporation, with its principal executive office located at 444 Main Street, Reynoldsville, Pennsylvania 15851.

“CFB 401(k) Plan” shall have the meaning set forth in Section 6.12.1.

“CFB Audit Committee” shall have the meaning set forth in Section 4.5.4.

“CFB Common Stock” shall mean the common stock, $0.50 par value per share, of CFB.

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“CFB Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, supplemental retirement, split dollar, deferred compensation, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by CFB or any CFB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of CFB or any CFB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

“CFB Disclosure Schedule” shall mean a written disclosure schedule delivered by CFB to the Company specifically referring to the appropriate section of this Agreement.

“CFB ERISA Affiliate” shall have the meaning set forth in Section 4.12.3.

“CFB Financial Statements” shall mean (a) the audited consolidated balance sheet of CFB and its Subsidiaries as of December 31, 2017 and 2016 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of CFB and the CFB Subsidiaries for each of the years ended December 31, 2017 and 2016, and (b) the unaudited interim consolidated financial statements of CFB and Subsidiaries as of the end of each calendar quarter following December 31, 2017 and for the periods then ended.

“CFB MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections: 4.1.1 (other than the first sentence thereof), 4.2.3, 4.2.4, 4.3.2 (beginning at clause (c)(ii) thereof), 4.4, 4.6, 4.8, 4.9, 4.10, 4.11.1 (other than the first sentence thereof), 4.11.2, 4.12, 4.13, 4.14, 4.15, 4.17, 4.19, 4.20, 4.21, 4.23 and 4.25.

“CFB Recommendation” shall have the meaning set forth in Section 8.1.

“CFB Regulatory Agreement” shall have the meaning set forth in Section 4.11.3.

“CFB Regulatory Reports” shall mean all reports and accompanying schedules of CFB and Community First Bank filed by CFB or Community First Bank with any Bank Regulator from December 31, 2015 through the Closing Date.

“CFB SERP” shall mean each of the supplemental executive retirement plan agreements between Community First Bank and its executive officers, as listed in CFB Disclosure Schedule 4.12.1.

“CFB Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“CFB Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“CFB Subsidiary” shall mean a Subsidiary of CFB.

“CFB Voting Agreements” shall have the meaning set forth in the recitals to this Agreement;

“Claim” shall have the meaning set forth in Section 7.9.1.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

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“Code” shall have the meaning assigned in the recitals of this Agreement.

“Commonwealth Advisors” shall have the meaning set forth in Section 4.13.

“Community First Bank” shall mean Community First Bank, a Pennsylvania chartered commercial bank which is a Subsidiary of CFB.

“Community First Preferred Stock” shall have the meaning set forth in Section 2.9.

“Community First Recommendation” shall have the meaning set forth in Section 8.1.

“Community First Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“Company” shall mean Emclaire Financial Corp, a Pennsylvania corporation, with its principal executive office located at 612 Main Street, Emlenton, Pennsylvania 16373.

“Company Audit Committee” shall have the meaning set forth in Section 5.5.3.

“Company Common Stock” shall mean the common stock, par value $1.25 per share, of the Company.

“Company Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, supplemental retirement, split dollar, deferred compensation, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by the Company or any Company Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of the Company or any Company Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

“Company Disclosure Schedule” shall mean a written disclosure schedule delivered by the Company to CFB specifically referring to the appropriate section of this Agreement.

“Company ERISA Affiliate” shall have the meaning set forth in Section 5.11.3.

“Company Financial Statements” shall mean the (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017 and 2016 and the consolidated statements of net income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of the Company and the Company Subsidiaries for each of the years ended December 31, 2017 and 2016, as set forth in the Company’s Annual Report for the year ended December 31, 2017, and (b) the unaudited interim consolidated financial statements of the Company and its Subsidiaries as of the end of each calendar quarter following December 31, 2017, and for the periods then ended, as filed by the Company in the Company’s Securities Documents.

“Company MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections:  5.1.1 (other than the first sentence thereof), 5.1.2 (other than the first sentence thereof), 5.3.2 (beginning at clause (c)(ii) thereof), 5.4, 5.6, 5.8, 5.9, 5.10.1 (other than the first sentence thereof), 5.11, 5.12, 5.13, 5.14, 5.17, 5.18, 5.20, 5.21 and 5.22.

“Company Preferred Stock” shall have the meaning set forth in Section 2.9.

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“Company Ratio” shall have the meaning set forth in Section 11.1.9.

“Company Regulatory Agreement” shall have the meaning set forth in Section 5.10.3.

“Company Securities Documents” shall mean all reports, prospectuses, proxy or information statements, registration statements and all other documents filed, or required to be filed, by the Company with the SEC pursuant to the Securities Laws.

“Company Stock Benefit Plans” shall mean the Company (i) 2014 Stock Incentive Plan and (ii) 2007 Stock Incentive Plan and Trust.

“Company Subsidiary” shall mean a Subsidiary of the Company.

“Continuing Employees” shall have the meaning set forth in Section 7.8.1.

“Determination Date” shall have the meaning set forth in Section 11.1.9.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.2.9.

“Dissenting Shares” shall have the meaning set forth in Section 3.2.9.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ETL” means the Pennsylvania Entity Transactions Law.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean American Stock Transfer & Trust Company, LLC, or such other bank or trust company or other agent designated by the Company and reasonably acceptable to CFB.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

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“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“Farmers National” shall mean The Farmers National Bank of Emlenton, a national bank and wholly owned subsidiary of the Company.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“Fractional Share Payment” shall have the meaning set forth in Section 3.1.6.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall have the meaning set forth in Section 4.12.2.

“Indemnified Parties” shall have the meaning set forth in Section 7.9.1.

“Index Price” shall have the meaning set forth in Section 11.1.9.

“Index Ratio” shall have the meaning set forth in Section 11.1.9.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person.

“Material Adverse Effect” shall mean, with respect to the Company or CFB, respectively, any effect that (a) is material and adverse to the financial condition, results of operations or business of the Company and the Company Subsidiaries taken as a whole, or CFB and the CFB Subsidiaries taken as a whole, respectively, or (b) materially impairs the ability of either the Company, on the one hand, or CFB, on the other hand, to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; (vii) any legal action asserted or other actions initiated by any holder of shares of CFB Common Stock or the holder of any shares of Company Common Stock arising out of or related to this Agreement; or (viii) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); except, with respect to clauses (i), (ii), (v) and (vi), to the extent that the effects of such changes or conditions disproportionately affect CFB and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be, as compared to similarly situated community banks and their holding companies located in the United States.

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“Material Contracts” shall have the meaning set forth in Section 4.8.3.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.9.3.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Consideration” shall mean the Per Share Stock Consideration together with the Per Share Cash Consideration to be paid pursuant to the provisions of Article III hereof, subject to adjustment as provided herein.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of (i) the Company Common Stock to be offered to holders of CFB Common Stock as the Per Share Stock Consideration in connection with the Merger and (ii) the Company Preferred Stock to be offered to holders of Community First Preferred Stock in the Bank Merger.

“Nasdaq” shall mean the NASDAQ Global Market of the NASDAQ Stock Market.

“NBA” shall mean the National Bank Act.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Participation Facility” shall have the meaning set forth in Section 4.14.1.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pennsylvania Department” shall mean the Pennsylvania Department of Banking and Securities.

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“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Per Share Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Per Share Merger Consideration” shall mean, collectively, the Per Share Cash Consideration together with the Per Share Stock Consideration.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Plan Termination Date” shall have the meaning set forth in Section 6.12.1.

“Policies, Practices and Procedures” shall have the meaning set forth in Section 4.23.2.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Raymond James” shall have the meaning set forth in Section 5.14.

“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the Bank Merger, and the related transactions contemplated by this Agreement and the Bank Merger Agreement.

“REO” shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments (including rights to earned dividends or dividend equivalents thereon) which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Starting Date” shall have the meaning set forth in Section 11.1.9.

“Starting Price” shall have the meaning set forth in Section 11.1.9.

“Subsidiary” shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.

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“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Tax” shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.

“Termination Date” shall mean February 28, 2019.

“Termination Fee” shall have the meaning set forth in Section 11.2.2.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring” (ASC 310-40), or any successor thereto.

Other terms used herein are defined in the recitals and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) CFB shall merge with and into the Company under the laws of the Commonwealth of Pennsylvania, with the Company as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of CFB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of CFB shall be vested in and assumed by the Company. As part of the Merger, each share of CFB Common Stock (other than Dissenting Shares and shares canceled pursuant to Section 3.1.2) will be converted into the right to receive the Per Share Merger Consideration pursuant to the terms of Article III hereof.

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2.2.	Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the twentieth calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to by the parties.

The Merger shall be effected by the filing of a Statement of Merger with the Department of State of the Commonwealth of Pennsylvania on the day of the Closing (the “Closing Date”), in accordance with the ETL. The “Effective Time” shall mean the date and time upon which the Statement of Merger is filed with the Department of State of the Commonwealth of Pennsylvania, or as otherwise stated in the Statement of Merger, in accordance with the ETL.

2.3.	Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.

2.4.	Directors and Officers of the Surviving Corporation.

As of the Effective Time, the total number of persons serving on the Board of Directors of the Company shall be increased to twelve (12). As of the Effective Time, the Board of Directors of the Surviving Corporation shall consist of the ten (10) members of the Board of Directors of the Company immediately prior to the Effective Time plus two (2) members who shall be added pursuant to Section 7.12, below. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.	Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement and the ETL.

2.6.	Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. The Company and CFB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.5, which certificates shall be effective as of the date of such opinion.

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2.7.	Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time the Company shall be entitled to revise the structure of the Merger by merging CFB with a newly created wholly-owned Subsidiary of the Company; provided that (a) any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (b) there are no adverse federal or state income tax or other adverse tax consequences to CFB shareholders and CFB as a result of the modification; (c) the consideration to be paid to the holders of CFB Common Stock under this Agreement is not thereby changed; and (d) such modification will not materially delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise materially delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect CFB or the holders of CFB Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure, subject to the above requirements.

2.8.	Absence of Control.

Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither the Company nor Farmers National by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, CFB or Community First Bank or to exercise, directly or indirectly, a controlling influence over the management or policies of either CFB or Community First Bank.

2.9.	Bank Merger.

The Company and CFB shall use their reasonable best efforts to cause the Bank Merger to occur as soon as practicable after the Effective Time. In addition, following the execution and delivery of this Agreement, the Company will cause Farmers National, and CFB will cause Community First Bank, to execute and deliver the Bank Merger Agreement. Pursuant to the terms of the Bank Merger Agreement and in accordance with the provisions of applicable law, upon consummation of the Bank Merger (i) the issued and outstanding shares of common stock, par value $100.00 per share, of Community First Bank shall be cancelled and (ii) the issued and outstanding shares of Community First Bank’s Series A Non-Cumulative Perpetual Preferred Stock and Series B Non-Cumulative Perpetual Preferred Stock (collectively, the “Community First Preferred Stock”) shall be exchanged for shares of Company Series C Non-Cumulative Perpetual Preferred Stock and Company Series D Non-Cumulative Perpetual Preferred Stock, respectively (collectively, the “Company Preferred Stock”) (the powers, preferences, rights, qualifications, limitations and restrictions of each of the two series of Company Preferred Stock shall be as set forth in the Statements in the form set forth in Company Disclosure schedule 2.9).

ARTICLE III
CONVERSION OF SHARES

3.1.	Conversion of CFB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, CFB or the holders of any of the shares of CFB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.       The Company Shares. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

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3.1.2.       Canceled CFB Shares. Any shares of CFB Common Stock held in the treasury of CFB (“Treasury Stock”) and any share of CFB Common Stock owned by the Company immediately prior to the Effective Time (other than shares held in trust, managed, custodial, fiduciary or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired for debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.       Except for Dissenting Shares and shares canceled pursuant to Section 3.1.2, each outstanding share of CFB Common Stock shall be converted into the right to receive (i) 1.2008 (the “Exchange Ratio”) shares of Company Common Stock, subject to adjustment as provided in Section 3.1.5 and Section 11.1.9 (the “Per Share Stock Consideration”), and (ii) a cash payment, without interest, equal to $6.95 (the “Per Share Cash Consideration”).

3.1.4.       Rights of CFB Shares Post-Effective Time. After the Effective Time, shares of CFB Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist and shall thereafter by operation of this section represent only the right to receive the Merger Consideration, other than Dissenting Shares, and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by CFB on such shares of CFB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. Dissenting Shares shall have such rights as provided therefor under applicable law.

3.1.5.       Stock Splits, Etc. In the event the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to Company Common Stock if the Company issues additional shares of Company Common Stock and receives fair market value consideration for such shares.

3.1.6.       No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Company Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Company. In lieu of the issuance of any such fractional share, the Company shall pay to each former shareholder of CFB who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of CFB Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Company Common Stock to which such holder would otherwise have been entitled to receive pursuant to Section 3.1, and (b) the average of the daily closing sales prices of a share of Company Common Stock as reported on the Nasdaq for the ten consecutive trading days immediately preceding the fifth day prior to the Closing Date (the “Fractional Share Payment”). For purposes of determining any fractional share interest, all shares of CFB Common Stock owned by a CFB shareholder shall be combined so as to calculate the maximum number of whole shares of Company Common Stock issuable to such CFB shareholder.

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3.2.	Procedures for Exchange of CFB Common Stock.

3.2.1.       Deposit of Merger Consideration. At least two Business Days prior to the Effective Time, the Company shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of Company Common Stock sufficient to deliver the aggregate Per Share Stock Consideration and (b) immediately available funds equal to the aggregate Per Share Cash Consideration plus the aggregate Fractional Share Payment (collectively, the “Exchange Fund”), and the Company shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (including cash in lieu of fractional shares) in accordance with this Agreement.

3.2.2.       Exchange of Certificates. The Company shall cause the Exchange Agent, as soon as practicable but in no event more than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (including cash in lieu of fractional shares), if any, into which the CFB Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be subject to the approval of CFB (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or an Affidavit of Loss to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation or an Affidavit of Loss to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration into which such holder of CFB Common Stock shall have become entitled pursuant to the provisions of this Article III and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.2.3.       Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding CFB Common Stock shall have no rights, after the Effective Time, with respect to such CFB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to exercise his or her rights as a Dissenting Shareholder to the extent such rights are perfected. No dividends or other distributions with respect to Company Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Company Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Company Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Company Common Stock issuable with respect to such Certificate.

3.2.4.       Surrender by Persons Other than Record Holders. In the event of a transfer of ownership of a Certificate representing CFB Common Stock that is not registered in the stock transfer records of CFB, the proper amount of cash and/or shares of Company Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such CFB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of the Company that the Tax has been paid or is not applicable.

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3.2.5.       Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of CFB of the shares of CFB Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of CFB Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (including cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 3.2.

3.2.6.       Return of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of CFB as of the nine month anniversary of the Effective Time may, to the extent permitted by applicable law, be returned to the Company. In such event, any former shareholders of CFB who have not theretofore complied with this Section 3.2 shall thereafter look only to the Company with respect to the Merger Consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on Company Common Stock deliverable in respect of each share of CFB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Company, CFB, the Exchange Agent or any other person shall be liable to any former holder of shares of CFB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.2.7.       Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed (“Affidavit of Loss”) and, if reasonably required by the Company or the Exchange Agent, the posting by such person of a bond in such amount as the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration for each share of CFB Common Stock represented by such Certificate deliverable in respect thereof pursuant to this Agreement.

3.2.8.       Withholding Rights. The Company or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CFB Common Stock such amounts as the Company (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Company or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the CFB Common Stock in respect of whom such deduction and withholding were made by the Company or the Exchange Agent.

3.2.9.       Dissenters’ Rights.

(A)       Each outstanding share of CFB Common Stock, the holder of which has provided notice of his or her intent to dissent under and in accordance with applicable law and has not effectively withdrawn, waived or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  CFB shall give the Company prompt notice upon receipt by CFB of any such demands for payment of the fair value of such shares of CFB Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and the Company shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. CFB shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by the Company.

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(B)       If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn, waived or lost the right to dissent, each share of CFB Common Stock of such holder shall be entitled to receive the Merger Consideration.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CFB

Subject to the disclosures set forth in the CFB Disclosure Schedules delivered by CFB to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article IV, or to one or more of CFB’s covenants contained in Article VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the CFB Disclosure Schedules as an exception to a CFB MAE Rep shall not be deemed an admission by CFB that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the CFB Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the CFB Disclosure Schedules or another Section of this Agreement), CFB represents and warrants to the Company as follows:

4.1.	Organization.

4.1.1.       CFB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). CFB has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on CFB.

4.1.2.       Community First Bank is a Pennsylvania chartered commercial bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Community First Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on CFB. The deposits of Community First Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Community First Bank when due. Community First Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

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4.1.3.       CFB Disclosure Schedule 4.1.3 sets forth each CFB Subsidiary. Each CFB Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each CFB Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted. Each CFB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on CFB.

4.1.4.       The respective minute books of CFB and each CFB Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents (including committees), in each case in accordance with the normal business practice of CFB and each CFB Subsidiary.

4.1.5.       Prior to the date of this Agreement, CFB has made available to the Company true and correct copies of the articles of incorporation, charter and bylaws, or their other entity equivalents, of CFB and the CFB Subsidiaries, each as in effect as of the date hereof.

4.2.	Capitalization.

4.2.1.       The authorized capital stock of CFB consists of 2,000,000 shares of common stock, $0.50 par value per share, of which as of the date hereof, 367,132 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 7,851 shares of CFB Common Stock held by CFB as Treasury Stock. Neither CFB nor any CFB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CFB Common Stock, or any other security of CFB or a CFB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of CFB Common Stock or any other security of CFB or any CFB Subsidiary, or pursuant to which CFB or any CFB Subsidiary is or could be required to register shares of CFB capital stock or other securities under the Securities Act.

4.2.2.       Except for the CFB Subsidiaries, CFB does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of CFB Subsidiaries, equity interests held by CFB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of CFB Subsidiaries, including stock in the FHLB. Except for an aggregate of 420,593 outstanding shares of Community First Preferred Stock, CFB, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each CFB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.2.3.       Except as set forth on CFB Disclosure Schedule 4.2.3, to the Knowledge of CFB, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CFB Common Stock.

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4.2.4.       CFB Disclosure Schedule 4.2.4 sets forth CFB’s and all CFB Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a CFB Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

4.3.	Authority; No Violation.

4.3.1.       CFB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by CFB’s shareholders, to consummate the Merger. The execution and delivery of this Agreement by CFB and the consummation by CFB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of CFB, and no other corporate proceedings on the part of CFB, except for the approval of the CFB shareholders, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CFB, and subject to due and valid execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of CFB, enforceable against CFB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.3.2.       Subject to receipt of Regulatory Approvals and CFB’s and the Company’s compliance with any conditions contained therein, and to the receipt of the requisite approval of the shareholders of CFB, (a) the execution and delivery of this Agreement by CFB, (b) the consummation of the Merger, and (c) compliance by CFB with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of CFB or any CFB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CFB or any CFB Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CFB or any CFB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by CFB or any CFB Subsidiary.

4.3.3.       The CFB Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of CFB and its shareholders, that it will recommend that CFB’s shareholders vote in favor of the Merger, subject to Section 6.10.5 of this Agreement, on the terms and conditions set forth in this Agreement, and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to CFB’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the holders of at least 51% of the outstanding shares of CFB Common Stock at the CFB Shareholders Meeting, no other proceedings on the part of CFB are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

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4.4.	Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Merger Registration Statement, (c) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Company Common Stock pursuant to this Agreement, (d) the approval of this Agreement by the requisite vote of the shareholders of CFB and (e) the approval of the Bank Merger Agreement by the requisite vote of the shareholders of Community First Bank, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CFB, and (y) the completion of the Merger and the other transactions contemplated by this Agreement, including but not limited to the Bank Merger. CFB has no Knowledge of any fact or circumstance pertaining to CFB that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5.	Reports, Regulatory Matters, Financial Statements.

4.5.1.       The CFB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements. CFB has previously made available to the Company the CFB Regulatory Reports.

4.5.2.       CFB has previously made available to the Company the CFB Financial Statements. The CFB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects, the consolidated financial position, results of operations and cash flows of CFB and the CFB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the period involved, except as indicated in the notes thereto, or in the case of unaudited statements for periods subsequent to December 31, 2017.

4.5.3.       At the date of each balance sheet included in the CFB Financial Statements or the CFB Regulatory Reports, CFB did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CFB Financial Statements or CFB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes. The CFB Financial Statements reflect only actual transactions and all other books and records, including the CFB Financial Statements, of CFB and the CFB Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

4.5.4.       The records, systems, controls, data and information of CFB and the CFB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CFB or the CFB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5.4. CFB (a) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, and (b)  has disclosed, based on its most recent evaluation prior to the date hereof, to CFB’s outside auditors and the audit committee of CFB’s Board of Directors (the “CFB Audit Committee”) and as set forth in CFB Disclosure Schedule 4.5.4 (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CFB’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CFB’s internal control over financial reporting. These disclosures (if any) were made in writing to CFB’s auditors and the CFB Audit Committee and a copy has previously been made available to the Company.

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4.5.5.       Except as otherwise set forth in CFB Disclosure Schedule 4.5.5, since December 31, 2016, (a) neither CFB nor any of the CFB Subsidiaries nor any director or executive officer of CFB or any of the CFB Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CFB or any of the CFB Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that CFB or any of the CFB Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing CFB or any of the CFB Subsidiaries, whether or not employed by CFB or any of the CFB Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by CFB or any of its officers, directors, employees or agents to the Board of Directors of CFB or any committee thereof or to any director or executive officer of CFB.

4.6.	Taxes.

4.6.1.       CFB and Community First Bank are members of the same affiliated group within the meaning of Code Section 1504(a). CFB and each CFB Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to CFB and every CFB Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to CFB and every CFB Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects and prepared in substantial compliance with all applicable laws and regulations) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from CFB and any CFB Subsidiary by any Taxing Authority on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the CFB Financial Statements, or (c) have not yet been fully determined. Except as set forth in CFB Disclosure Schedule 4.6.1, neither CFB nor any CFB Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in CFB Disclosure Schedule 4.6.1, as of the date of this Agreement, there is no audit examination, deficiency assessment, Tax investigation, administrative or judicial proceedings or refund litigation with respect to any Taxes of CFB or any CFB Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where CFB or any CFB Subsidiary does not file Tax Returns that CFB or any CFB Subsidiary is subject to Tax in that jurisdiction. CFB and the CFB Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. CFB and each CFB Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and CFB and each CFB Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as disclosed on CFB Disclosure Schedule 4.6.1, since 2000, no Tax Return filed by CFB or any CFB Subsidiary has been audited by any Taxing Authority. To the Knowledge of CFB, the applicable periods of assessment for Tax Returns filed by CFB or any CFB Subsidiary for taxable years through December 31, 2014 have expired.

4.6.2.       The unpaid Taxes of CFB and the CFB Subsidiaries (a) do not exceed the reserve for Tax liability set forth on the balance sheet of the CFB Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of CFB in filing its Tax Returns. Since December 31, 2017, neither CFB nor any CFB Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.

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4.6.3.       None of CFB, any CFB Subsidiary or any director or executive officer (or employee responsible for Tax matters) of CFB or any CFB Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither CFB nor any CFB Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where CFB or any CFB Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against CFB or any CFB Subsidiary. Except as set forth on CFB Disclosure Schedule 4.6.3, neither CFB nor any CFB Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither CFB nor any CFB Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return and neither CFB nor any CFB Subsidiary has any liability for the Taxes of any Person (other than CFB or any CFB Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. There has not been an ownership change, as defined in Section 382(g) of the Code, of CFB or any CFB Subsidiary that occurred during or after any taxable period in which CFB or such CFB Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of CFB or any CFB Subsidiary immediately preceding the date of this Agreement.

4.6.4.       Except as set forth in CFB Disclosure Schedule 4.6.4, neither CFB nor any CFB Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither CFB nor any CFB Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither CFB nor any CFB Subsidiary is or has been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code. Neither CFB nor any CFB Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither CFB nor any CFB Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in Section 957 of the Code), (c) passive foreign investment company (as defined in Section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of the CFB or any CFB Subsidiary. Neither CFB nor any CFB Subsidiary is or ever has been a “personal holding Company” as defined in Section 542 of the Code.

4.6.5.       Neither CFB nor any CFB Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. None of the assets of CFB or any CFB Subsidiary is property which CFB or any CFB Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of CFB or any CFB Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Neither CFB nor any CFB Subsidiary presently hold assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of CFB or any CFB Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code. No excess loss account exists with respect to any CFB Subsidiary. CFB and each CFB Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and CFB has no Knowledge that the IRS has proposed such adjustment in accounting method. Except as set forth in CFB Disclosure Schedule 4.6.5, the acquisition of the CFB Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by CFB and each CFB Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law). CFB Disclosure Schedule 4.6.5 sets forth the following information regarding those persons who have employment agreements or who are participants in a CFB SERP: (i) the amounts payable pursuant to the employment agreement upon completion of the Merger, (ii) the amount of any increase in benefits payable pursuant to a CFB SERP as a result of the completion of the Merger, (iii) a good faith estimate of the amount of any other payment or benefit to such officer which is treated as contingent on the Merger under Section 280G of the Code, and (iv) such person’s “base amount” as defined in Section 280G(b)(3)(A) of the Code, in each case assuming such person’s employment is terminated as of the Effective Time. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by CFB or a CFB Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to CFB and each CFB Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of CFB and each CFB Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

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4.6.6.       Each of CFB and the CFB Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.

4.6.7.       No portion of the Merger Consideration (or any other amount payable pursuant to the transactions contemplated by this Agreement) is payable on account of or attributable to accrued but unpaid dividends on any class of stock of CFB.

4.6.8.       Neither CFB nor any CFB Subsidiary has engaged (or will engage) in any transaction wherein the financial statement effects of the tax position related thereto are not recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification 740 (FASB ASC 740) because, based on the technical merits, it is not more likely than not that the position will be sustained upon examination.

4.7.	No Material Adverse Effect.

CFB has not suffered any Material Adverse Effect since December 31, 2017 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CFB.

4.8.	Material Contracts; Leases; Defaults.

4.8.1.       Except as set forth in CFB Disclosure Schedule 4.8.1, neither CFB nor any CFB Subsidiary is a party to or subject to: (a) any employment, consulting or severance contract, “change in control” or termination contract or arrangement with any past or present officer, director, employee or independent contractor of CFB or any CFB Subsidiary, including those which would provide such individual with employment or a contractual relationship for any specified period or with a payment upon the occurrence of an event (such as termination or change in control) except for “at will” arrangements; (b) any agreement containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or no-piracy, confidentiality or any other such restrictive covenants applicable to CFB or any past or present CFB director or employee; (c) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of CFB or any CFB Subsidiary; (d) any collective bargaining agreement with any labor union relating to employees of CFB or any CFB Subsidiary; (e) any agreement which by its terms limits the payment of dividends by CFB or any CFB Subsidiary; (f) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CFB or any CFB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to the Company or any Company Subsidiary; (g) any other agreement, written or oral, that obligates CFB or any CFB Subsidiary for the payment of more than $25,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), (h) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits the conduct of business by CFB or any CFB Subsidiary; (i) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, would reasonably be likely to render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) any agreement or arrangement that is limited by the provisions of 12 C.F.R. Part 359; (k) any lease for real property; (l) any contract or arrangement with any broker-dealer or investment adviser; (m) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; (n) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or (o) any other contract which is material to the business, operations or financial condition of CFB or a CFB Subsidiary.

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4.8.2.       Each real estate lease that requires the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in CFB Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither CFB nor any CFB Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except where default would not, individually or in the aggregate, have a Material Adverse Effect on CFB.

4.8.3.       True and correct copies of the agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to the Company on or before the date hereof, and are valid, binding and in full force and effect on the date hereof and neither CFB nor any CFB Subsidiary (nor, to the Knowledge of CFB, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of CFB or any of the CFB Subsidiaries under any Material Contract. Except as listed on CFB Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

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4.8.4.       Except as listed on CFB Disclosure Schedule 4.8.4, since December 31, 2017, through and including the date of this Agreement, neither CFB nor any CFB Subsidiary has (a) except for (i) normal increases for employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2017, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (b) granted any options to purchase shares of CFB Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of CFB or any of the CFB Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments in excess of $25,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of CFB or of the CFB Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.       Ownership of Property; Insurance Coverage.

4.9.1.       CFB and each CFB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by CFB or each CFB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the CFB Regulatory Reports and in the CFB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a CFB Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the CFB Financial Statements. CFB and the CFB Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by CFB and the CFB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither CFB nor any CFB Subsidiary is in default under any lease for any real or personal property to which CFB or any CFB Subsidiary is a party and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default. CFB is not a party to any agreement pursuant to which it has securitized any of its assets.

4.9.2.       With respect to all agreements pursuant to which CFB or any CFB Subsidiary has purchased securities subject to an agreement to resell, if any, CFB or such CFB Subsidiary, as the case may be, has a valid, perfected, first priority lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

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4.9.3.       CFB and each CFB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither CFB nor any CFB Subsidiary has received notice from any insurance carrier during the past five years that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as set forth on CFB Disclosure Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by CFB or any CFB Subsidiary under such policies (other than with respect to health or disability insurance). CFB and all CFB Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations. All such insurance is valid and enforceable and in full force and effect, and within the last three years CFB and each CFB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. CFB Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by CFB and each CFB Subsidiary.

4.9.4.       All real property owned by CFB or a CFB Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of CFB, threatened condemnation proceedings against such real property. CFB and the applicable CFB Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970. Insurance is currently maintained on all property, including all owned real property, in amounts, scope and coverage reasonably necessary for its operations. Neither CFB nor any CFB Subsidiary has received any written notice of termination, nonrenewal or premium adjustment for such policies.

4.10.	Legal Proceedings.

Except as set forth on CFB Disclosure Schedule 4.10, neither CFB nor any CFB Subsidiary is a party to any, and there are no pending or, to CFB’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against CFB or any CFB Subsidiary, (b) to which CFB or any CFB Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (d) which could materially adversely affect the ability of CFB to perform under this Agreement, or (e) which would be reasonably likely to materially impair CFB’s or any CFB Subsidiary’s ability to operate its business as currently conducted or proposed to be conducted post-Merger.

4.11.	Compliance With Applicable Law.

4.11.1.       Each of CFB and each CFB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Banking Code, the FDIA, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither CFB nor any CFB Subsidiary has received any written notice to the contrary.

4.11.2.       Each of CFB and each CFB Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of CFB, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

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4.11.3.       Except as set forth on CFB Disclosure Schedule 4.11.3, since January 1, 2015, neither CFB nor any CFB Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that CFB or any CFB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, CFB or any CFB Subsidiary, or indicating that CFB or any CFB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of CFB or any CFB Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CFB or any CFB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “CFB Regulatory Agreement”). Except as disclosed on CFB Disclosure Schedule 4.11.3, neither CFB nor any CFB Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to CFB as to compliance with the CRA is “satisfactory” or better. To the Knowledge of CFB, there are no unresolved violations, criticisms, or exceptions by any Regulatory Authority with respect to any CFB Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon CFB or any CFB Subsidiary or the assets of CFB or any CFB Subsidiary.

4.11.4.       CFB Disclosure Schedule 4.11.4 sets forth, as of March 31, 2018, a schedule of all executive officers and directors of CFB and Community First Bank who have outstanding loans from CFB or Community First Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.11.5.       To CFB’s Knowledge, none of CFB’s or any CFB Subsidiary’s officers, directors, managers, members, employees, or partners has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability. CFB has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of CFB’s or any CFB Subsidiary’s officers, directors, managers, members, partners or employees.

4.12.	Employee Benefit Plans.

4.12.1.       CFB Disclosure Schedule 4.12.1 includes a list of all CFB Compensation and Benefit Plans. Neither CFB nor any CFB Subsidiary has any commitment to create any additional CFB Compensation and Benefit Plan or to modify, change or renew any existing CFB Compensation and Benefit Plan, except as required to maintain the qualified status thereof. CFB has made available to the Company true and correct copies of the agreements or other documents establishing and evidencing the CFB Compensation and Benefit Plans.

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4.12.2.       Each CFB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”), the Affordable Care Act (“ACA”) and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each CFB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which CFB is entitled to rely, and CFB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of CFB, threatened action, suit or claim relating to any of the CFB Compensation and Benefit Plans (other than routine claims for benefits). Neither CFB nor any CFB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any CFB Compensation and Benefit Plan that would reasonably be expected to subject CFB or any CFB Subsidiary to an unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

4.12.3.       Neither CFB nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “CFB ERISA Affiliate”) since the effective date of ERISA maintains or ever maintained or participated in a plan subject to Title IV of ERISA, or contributes to, contributed to, is obligated to contribute to or was ever obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither CFB, nor any CFB ERISA Affiliate, nor any CFB Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which CFB, any CFB ERISA Affiliate, and any CFB Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.12.4.       Except as set forth on CFB Disclosure Schedule 4.12.4, all contributions required to be made under the terms of any CFB Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are or will be accrued on CFB’s consolidated financial statements to the extent required by GAAP. CFB and each CFB Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable CFB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.12.5.       Neither CFB nor any CFB Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, except as set forth in CFB Disclosure Schedule 4.12.5, under any CFB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in CFB Disclosure Schedule 4.12.5, there has been no communication to employees by CFB or any CFB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.12.6.       CFB and its Subsidiaries do not maintain any CFB Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7.       With respect to each CFB Compensation and Benefit Plan, if applicable, CFB has provided or made available to the Company copies of the: (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

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4.12.8.       Except as provided in CFB Disclosure Schedule 4.12.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any CFB Compensation and Benefit Plan, or (c)  entitle any current or former employee, director or independent contractor of CFB or any CFB Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.9.       Neither CFB nor any CFB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10.       Except as disclosed in CFB Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

4.12.11.       Except as set forth in CFB Disclosure Schedule 4.12.11, (i) the benefits payable under each CFB Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan are accrued each period only for current or prior service rendered to CFB or any CFB Subsidiary, and (ii) CFB has previously recognized compensation expense and accrued a liability for the benefit payments under each CFB Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan according to GAAP.

4.13.       Brokers, Finders and Financial Advisors.

Neither CFB nor any CFB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Commonwealth Advisors, Inc. (“Commonwealth Advisors”) by CFB and the fee payable pursuant thereto. CFB has provided or made available to the Company a true and correct copy of the engagement agreement with Commonwealth Advisors, setting forth the fee payable to Commonwealth Advisors for its services rendered to CFB in connection with the Merger and transactions contemplated by this Agreement.

4.14.       Environmental Matters.

4.14.1.       Except as may be set forth in CFB Disclosure Schedule 4.14, with respect to CFB and each CFB Subsidiary:

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(A)       To CFB’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by CFB or any CFB Subsidiary, or to CFB’s Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to CFB’s Knowledge, any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a liability (including a remediation obligation) upon CFB or any CFB Subsidiary. To the Knowledge of CFB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to CFB or any CFB Subsidiary by reason of any Environmental Laws. Neither CFB nor any CFB Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that CFB or any CFB Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon CFB or any CFB Subsidiary;

(B)       There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to CFB’s Knowledge, threatened, before any court, governmental agency or other forum against CFB or any CFB Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by CFB or any CFB Subsidiary;

(C)       To CFB’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by CFB or any of the CFB Subsidiaries, and to CFB’s Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by CFB or any of the CFB Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and

(D)       “Participation Facility” shall mean any facility in which CFB or any of the CFB Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

4.15.	Loan Portfolio.

4.15.1.       The allowance for loan losses reflected in CFB’s audited consolidated balance sheet at December 31, 2017 was, and the allowance for loan losses shown on the balance sheets in CFB’s Financial Statements for periods ending after December 31, 2017 will be, adequate, as of the dates thereof, under GAAP.

4.15.2.       CFB Disclosure Schedule 4.15.2 sets forth a listing, as of March 31, 2018, by name and account, of: (a) all loans (including loan participations) of CFB or any CFB Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of CFB or any CFB Subsidiary which have been terminated by CFB or any CFB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified CFB or any CFB Subsidiary during the past twelve months of, or has asserted against CFB or any CFB Subsidiary, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given CFB or any CFB Subsidiary any oral notification of, or orally asserted to or against CFB or any CFB Subsidiary, any such claim; (d) all loans, (i) that are contractually past due 60 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (v) that qualify as Troubled Debt Restructurings, (vi) where a specific reserve allocation exists in connection therewith, and (e) all assets classified by CFB or any CFB Subsidiary as REO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

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4.15.3.       All loans receivable (including discounts) and accrued interest entered on the books of CFB and the CFB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CFB’s or the appropriate CFB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. To CFB’s Knowledge, the loans, discounts and the accrued interest reflected on the books of CFB and the CFB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

4.16.	Related Party Transactions.

Except as set forth in CFB Disclosure Schedule 4.16, neither CFB nor any CFB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CFB or any CFB Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of CFB or any CFB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither CFB nor any CFB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CFB is inappropriate.

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4.17.	Deposits.

Except as set forth in CFB Disclosure Schedule 4.17, as of the date of this Agreement, none of the deposits of CFB or any CFB Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.18.	Required Vote.

The affirmative vote by the holders of at least 51% of the outstanding shares of CFB Common Stock is required to approve this Agreement and the Merger under CFB’s articles of incorporation and applicable law.

4.19.	Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CFB’s own account, or for the account of one or more of CFB’s Subsidiaries or their customers (all of which are set forth in CFB Disclosure Schedule 4.19), were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of CFB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CFB nor any CFB Subsidiary, nor to the Knowledge of CFB any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.

4.20.	Intellectual Property.

CFB and each CFB Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for CFB and each CFB Subsidiary to conduct their respective businesses as currently conducted. Neither CFB nor any CFB Subsidiary has received any notice or has any Knowledge of any actual or threatened conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by CFB or any CFB Subsidiary in their respective businesses as currently conducted. CFB and each CFB Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. Neither CFB nor any CFB Subsidiary has received any charge, complaint, claim, demand or notice alleging that it has infringed upon, diluted, misappropriated or otherwise violated any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of CFB or any CFB Subsidiary. CFB and each CFB Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that, to its Knowledge, such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or the Company and its Affiliates.

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4.21.	Labor Matters.

There are no labor or collective bargaining agreements to which CFB or any CFB Subsidiary is a party. To CFB’s Knowledge, there is no union organizing effort pending or to the Knowledge of CFB, threatened against CFB or any CFB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of CFB, threatened against CFB or any CFB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CFB, threatened against CFB or any CFB Subsidiary (other than routine employee grievances that are not related to union employees). CFB and each CFB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice. CFB and each CFB Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of CFB, threatened claims or suits against CFB or any CFB Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant. Neither CFB nor any CFB Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

4.22.	CFB Information Supplied.

4.22.1.       The information relating to CFB and any CFB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.22.2.       The information supplied by CFB and any CFB Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.23.	Investment Securities and Commodities

4.23.1.       CFB and all CFB Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of CFB or CFB Subsidiaries. Such securities and commodities are valued on the books of CFB in accordance with GAAP.

4.23.2.       CFB and all CFB Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that CFB believes are prudent and reasonable in the context of such businesses. CFB has previously made available to the Company in writing its material Policies, Practices and Procedures.

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4.24.	Fairness Opinion.

The board of directors of CFB has received an opinion from Commonwealth Advisors to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the holders of CFB Common Stock pursuant to this Agreement, is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.25.	No Other Representations or Warranties.

4.25.1.       Except for the representations and warranties made by CFB in this Article IV and for the disclosures contained in the CFB Disclosure Schedules, neither CFB nor any other person makes any express or implied representation or warranty with respect to CFB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CFB hereby disclaims any such other representations or warranties.

4.25.2.       CFB acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V and in the Company Disclosure Schedules.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the Company Disclosure Schedules delivered by the Company to CFB prior to the execution of this Agreement (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article V, or to one or more of the Company’s covenants contained in Article VII (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a Company MAE Rep shall not be deemed an admission by the Company that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the Company Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Company Disclosure Schedules or another Section of this Agreement), the Company represents and warrants to CFB as follows:

5.1.	Organization.

5.1.1.       The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has the requisite corporate power and authority to carry on its business as now conducted. The Company is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

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5.1.2.       Farmers National is a national bank duly organized and validly existing and in good standing under the laws of the United States. Farmers National and each other Company Subsidiary has the requisite corporate power and authority to carry on its business as now conducted. Farmers National and each other Company Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Farmers National are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Farmers National is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.	Capitalization.

5.2.1.       The authorized capital stock of the Company consists of 12,000,000 shares of common stock, $1.25 par value per share, of which as of the date hereof, 2,271,139 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 3,000,000 shares of preferred stock, $1.00 par value per share, of which zero shares are outstanding. As of the date hereof, there are 102,017 shares of Company Common Stock held by the Company as treasury stock. Except as set forth in Company Disclosure Schedule 5.2.1, neither the Company nor any Company Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Company Common Stock, or any other security of the Company or any securities representing the right to vote, purchase or otherwise receive any shares of Company Common Stock or any other security of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is or could be required to register shares of Company capital stock or other securities under the Securities Act, other than shares issuable under the Company Stock Benefit Plans.

5.2.2.       The Company owns all of the capital stock of Farmers National free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Company Subsidiaries, the Company does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of the Company or Company Subsidiaries, equity interests held by Company Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Company Subsidiaries, including stock in the FHLB. Except as set forth in the Company’s Securities Documents, neither the Company or Farmers National, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each Company Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.	Authority; No Violation.

5.3.1.       The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and subject to due and valid execution and delivery of this Agreement by CFB, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

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5.3.2.       Subject to receipt of Regulatory Approvals and CFB’s and the Company’s compliance with any conditions contained therein, (a) the execution and delivery of this Agreement by the Company, (b) the consummation of the Merger, and (c) compliance by the Company with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of the Company or any Company Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Company or any Company Subsidiary.

5.3.3.       The Company Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Company and its shareholders and no other proceedings on the part of the Company are necessary to approve the issuance of shares of Company Common Stock or to consummate the transactions contemplated hereby.

5.4.	Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of (i) the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (c) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Company Common Stock pursuant to this Agreement, (d) the approval of this Agreement by the requisite vote of the shareholders of CFB, and (e) the approval of the Bank Merger Agreement by the requisite vote of the shareholders of Community First Bank, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by the Company, and (ii) the completion of the Merger by the Company and the other transactions contemplated by this Agreement, including but not limited to the Bank Merger. The Company has no knowledge of any fact or circumstance pertaining to the Company that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.

5.5.	Financial Statements.

5.5.1.       The Company has previously made available to CFB the Company Financial Statements. The Company Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in conformity with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

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5.5.2.       At the date of each balance sheet included in the Company Financial Statements, the Company did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Company Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes. The Company Financial Statements reflect only actual transactions and all other books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

5.5.3.       The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5.3. The Company (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (c) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (the “Company Audit Committee”) (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. These disclosures (if any) were made in writing to the Company’s auditors and the Company Audit Committee and a copy has previously been made available to CFB. As of the date hereof, to the Knowledge of the Company’s chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

5.5.4.       The allowance for loan losses reflected in the Company’s audited consolidated balance sheet at December 31, 2017 was, and the allowance for loan losses shown on the balance sheets in the Company’s Securities Documents for periods ending after December 31, 2017 will be, adequate, as of the dates thereof, under GAAP.

5.5.5.       Since December 31, 2017, (a) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

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5.6.	Taxes.

5.6.1.       The Company and the Company Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). The Company and each Company Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from the Company and any Company Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Company Financial Statements, or (c) have not yet been fully determined. As of the date of this Agreement, the Company has received no written notice of, and except as disclosed in Company Disclosure Schedule 5.6.1 there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of the Company or any Company Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is subject to Tax in that jurisdiction. The Company and the Company Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each Company Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns the Company and each Company Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable general statute of limitations for all taxable years through December 31, 2013.

5.6.2.       The unpaid Taxes of the Company and the Company Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the Company Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Company in filing its Tax Returns. Since December 31, 2017, neither the Company nor any Company Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.

5.6.3.       The Company and each Company Subsidiary has not disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. No excess loss account exists with respect to any Company Subsidiary. The Company and each Company Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and the Company has no Knowledge that the IRS has proposed such adjustment in accounting method. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by the Company or a Company Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to the Company and each Company Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of the Company and each Company Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

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5.7.	No Material Adverse Effect.

The Company has not suffered any Material Adverse Effect since December 31, 2017 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

5.8.	Ownership of Property; Insurance Coverage.

5.8.1.       The Company and each Company Subsidiary has good and, as to real property, marketable title to all assets and properties owned by the Company or each Company Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Company Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Company Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the Company Financial Statements. The Company and the Company Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by the Company and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither the Company nor any Company Subsidiary is in default under any lease for any real or personal property to which either the Company or any Company Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.

5.8.2.       The Company and each Company Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. The Company and all Company Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations. All such insurance is valid and enforceable and in full force and effect, and within the last three years the Company and each Company Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.

5.8.3.       All real property owned by the Company or a Company Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against such real property. The Company and the applicable Company Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.

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5.9.	Legal Proceedings.

Neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Knowledge of the Company, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against the Company or any Company Subsidiary that could reasonably be expected to have a Material Adverse Effect, (b) to which the Company or any Company Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) which could adversely affect the ability of the Company to perform under this Agreement.

5.10.	Compliance With Applicable Law.

5.10.1.       Each of the Company and each Company Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Federal Reserve Act, the NBA, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither the Company nor any Company Subsidiary has received any written notice to the contrary. The Board of Directors of Farmers National has adopted and Farmers National has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.10.2.       Each of the Company and each Company Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of the Company, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.10.3.       Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that the Company or any Company Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require the Company or any Company Subsidiary, or indicating that the Company or any Company Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Company Regulatory Agreement”). Neither the Company nor any Company Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to Farmers National as to compliance with the CRA is satisfactory or better. There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any Company Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon the Company or any Company Subsidiary or the assets of the Company or any Company Subsidiary.

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5.10.4.       Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

5.11.	Employee Benefit Plans.

5.11.1.       Neither the Company nor any Company Subsidiary has any commitment to create any additional Company Compensation and Benefit Plan or to modify, change or renew any existing Company Compensation and Benefit Plan, except as required to maintain the qualified status thereof. The Company has made available to CFB, in its Securities Documents or otherwise, true and correct copies of the agreements or other documents establishing and evidencing the Company Compensation and Benefit Plans.

5.11.2.       Each Company Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, the ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Company Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which the Company is entitled to rely, and the Company is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of the Company, threatened action, suit or claim relating to any of the Company Compensation and Benefit Plans (other than routine claims for benefits). Neither the Company nor any Company Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Company Compensation and Benefit Plan that would reasonably be expected to subject the Company or any Company Subsidiary to a material unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

5.11.3.       Neither the Company nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”) maintains a plan subject to Title IV of ERISA, or contributes to or is obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither the Company, nor any Company ERISA Affiliate, nor any Company Compensation and Benefit Plan, including any Company Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Company ERISA Affiliate, and any Company Compensation and Benefit Plan, including any Company Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

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5.11.4.       All contributions required to be accrued under the terms of any Company Compensation and Benefit Plan have been timely accrued, and all anticipated contributions and funding obligations are accrued on the Company’s consolidated financial statements to the extent required by GAAP. The Company and each Company Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Company Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.11.5.       Except as set forth in Company Disclosure Schedule 5.11.5, neither the Company nor any Company Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, under any Company Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by the Company or any Company Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

5.11.6.       The Company and its Subsidiaries do not maintain any Company Compensation and Benefit Plans covering employees who are not United States residents.

5.11.7.       With respect to each Company Compensation and Benefit Plan, if applicable, the Company has provided or made available to CFB copies of the: (a) trust instruments and insurance contracts; (b)  most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c)  most recent actuarial reports and financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last year; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests.

5.11.8.       All deferred compensation plans, programs or arrangements of the Company and any Company Subsidiary are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

5.12.	Environmental Matters.

With respect to the Company and each Company Subsidiary:

(A)       To the Company’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon the Company or any Company Subsidiary. No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to the Company or any Company Subsidiary by reason of any Environmental Laws. Neither the Company nor any Company Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that the Company or any Company Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon the Company or any Company Subsidiary.

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(B)       There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Company’s Knowledge, threatened, before any court, governmental agency or other forum against the Company or any Company Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by the Company or any Company Subsidiary.

5.13.	Securities Documents

The Company has made available to CFB copies of its (a) annual reports on Form 10-K for the years ended December 31, 2017, 2016 and 2015, and (b) proxy materials used or for use in connection with its meetings of shareholders held or to be held in 2018, 2017 and 2016. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.14.	Brokers, Finders and Financial Advisors.

Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Raymond James & Associates, Inc. (“Raymond James”) and the fee payable pursuant thereto.

5.15.	Company Common Stock.

The shares of Company Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.16.	Company Information Supplied.

5.16.1.       The information relating to the Company and any Company Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16.2.       The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by CFB specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.16.3.       The information supplied by the Company and any Company Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

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5.17.	Loan Portfolio.

All loans receivable (including discounts) and accrued interest entered on the books of the Company and the Company Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of the Company’s or the appropriate Company Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. To the Company’s Knowledge, the loans, discounts and the accrued interest reflected on the books of the Company and the Company Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. With respect to all such loans, the Company or a Company Subsidiary has good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

5.18.	Investment Securities and Commodities.

5.18.1.       The Company and all Company Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or any Company Subsidiary. Such securities and commodities are valued on the books of the Company in accordance with GAAP.

5.18.2.       The Company and all Company Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses. Before the date hereof, the Company has made available to CFB its material policies, practices and procedures.

5.19.	Related Party Transactions.

All transactions (including any loan or other credit accommodation) between the Company or any Company Subsidiary and any Affiliate of the Company or any Company Affiliate: (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of the Company or any Company Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor any Company Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Company is inappropriate.

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5.20.	Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company’s own account, or for the account of one or more of the Company’s Subsidiaries or their customers, were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.

5.21.	Intellectual Property.

The Company and each Company Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for the Company and each Company Subsidiary to conduct their respective businesses as currently conducted. Neither the Company nor any Company Subsidiary has received any notice or has any Knowledge of any actual or threatened conflict with respect to any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by the Company or any Company Subsidiary in their respective businesses as currently conducted. The Company and each Company Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. Neither the Company nor any Company Subsidiary has received any charge, complaint, claim, demand or notice alleging that it has infringed upon, diluted, misappropriated or otherwise violated any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of the Company or any Company Subsidiary. The Company and each Company Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that, to its Knowledge, such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or CFB and its Affiliates.

5.22.	Labor Matters.

There are no labor or collective bargaining agreements to which the Company or any Company Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (other than routine employee grievances that are not related to union employees). The Company and each Company Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice. The Company and each Company Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of the Company, threatened claims or suits against the Company or any Company Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant. Neither the Company nor any Company Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

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5.23.	Fairness Opinion.

The board of directors of the Company has received an opinion from Raymond James to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be paid by the Company in the Merger, is fair to the Company, from a financial point of view, which opinion will be confirmed in writing dated as of the date of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.24.	Financing.

As required by this Agreement, two (2) Business Days prior to the Closing Date, the Company will have sufficient available cash to pay the amounts required to be paid to CFB shareholders pursuant to this Agreement and shares available and reserved to pay the Per Share Stock Consideration, upon consummation of the Merger.

5.25.	No Other Representations or Warranties.

5.25.1.       Except for the representations and warranties made by the Company in this Article V and for the disclosures contained in the Company Disclosure Schedule, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

5.25.2.       The Company acknowledges and agrees that neither CFB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the CFB Disclosure Schedule.

ARTICLE VI
COVENANTS OF CFB

6.1.	Conduct of Business.

6.1.1.       Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by the Company, which consent will not be unreasonably withheld, conditioned or delayed, CFB will, and it will cause each CFB Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.

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6.1.2.       Negative Covenants. CFB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically provided, permitted or required by this Agreement, set forth in CFB Disclosure Schedule 6.1.2, required by law or regulation or any Governmental Entity or consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each CFB Subsidiary not to:

(A)       change or waive any provision of its articles of incorporation, or bylaws, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its articles of incorporation or bylaws);

(B)       change the number of authorized or issued shares of its capital stock, issue shares of CFB Common Stock or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock (except for (i) regular semi-annual cash dividends by CFB on outstanding shares of CFB Common Stock at a rate not in excess of $0.25 per share payable in June and December in accordance with past practice, provided, however, that CFB may change its cash dividend payment schedule to a quarterly cash dividend so long as its quarterly cash dividend payment does not exceed $0.125 per share, and (ii) dividends declared and paid by Community First Bank with respect to its outstanding shares of Community First Preferred Stock in accordance with the respective terms thereof), or redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest;

(C)       enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(T)), or waive, release, grant or transfer material rights of value except in the ordinary course of business;

(D)       make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)       grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required by law, or promote any employee to a rank having a title of vice president or other more senior rank, or hire any new employee, other than the hiring of at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business; notwithstanding the foregoing, CFB may increase the compensation of any non-contract employee (i.e., any employee who is not a party to an employment, severance or change-in-control agreement with CFB or any CFB Subsidiary and who is not a participant in any CFB SERP) in the ordinary course of business and consistent with past practices, provided, however, that no such increase shall be in an amount greater than 3% of the prior compensation level of such employee;

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(F)       enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G)       merge or consolidate CFB or any CFB Subsidiary with any other institution; sell or lease all or any substantial portion of the assets or business of CFB or any CFB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CFB or any CFB Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office; provided, however, that CFB intends, and will continue, to sell shares of stock from its investment securities portfolio, including financial institution shares, consistent with CFB’s past practice, with the parties’ intention being that CFB’s investment securities portfolio will be fully liquidated by the Closing Date;

(H)       issue any equity or debt securities; or sell or otherwise dispose of any material asset; except for transactions with the FHLB, subject any asset to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)       materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating CFB or any CFB Subsidiary;

(J)       except for foreclosure and collection matters, waive, release, grant or transfer material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which CFB or any CFB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(K)       purchase any securities other than securities issued by the U.S. government or U.S. government agencies with maturities of three (3) years or less or sell any securities other than sales consistent with CFB’s past practice;

(L)       except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the CFB Disclosure Schedule 6.1.2 (L), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $250,000 for a commercial loan, or in excess of $417,000 for a non-conforming residential loan. In addition, the prior approval of the Company is required with respect to the following: (i) any new loan or credit facility commitment in an amount of $150,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with CFB, in the aggregate, exceeds $500,000 prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in excess of $417,000 with respect to a non-conforming residential mortgage loan or $150,000 with respect to a home equity line of credit, in either case to any person residing, or any property located, outside of the Commonwealth of Pennsylvania; (iii) any new unsecured loan in excess of $25,000; and (iv) any new loan or loan commitment to any director or executive officer (it being understood and agreed that the Company will use its reasonable best efforts to respond within five Business Days to a request by CFB for Company’s written consent to extend credit in amounts exceeding the thresholds described herein);

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(M)       enter into, renew, extend or modify any transaction (other than a deposit transaction in the ordinary course of business) with any Affiliate;

(N)       enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(O)       make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable laws, regulations or GAAP or by any Bank Regulator;

(P)       except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any CFB Compensation and Benefit Plan;

(Q)       make any capital expenditure in excess of $10,000 individually or $25,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(R)       purchase or otherwise acquire any material asset or incur any material liability other than in the ordinary course of business consistent with past practices and policies;

(S)       undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving a payment of more than $5,000 annually, or containing any financial commitment in excess of $15,000 in the aggregate and extending beyond 24 months from the date hereof;

(T)       except with respect to foreclosures or other collection actions (which are set forth in CFB Disclosure Schedule 6.1.2(T)), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment (except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or, for each fiscal quarter, $25,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, it being understood and agreed that the Company will use its reasonable best efforts to respond within five Business Days to a request by CFB for the Company’s written consent to pay, discharge, settle or compromise a claim in amounts exceeding the thresholds described herein;

(U)       foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

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(V)       purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(W)       sell any participation interest in any loan other than in the ordinary course of business consistent with past practice or sell any Real Estate Owned (other than sales that generate a net book loss of not more than $10,000 for any particular property) it being understood and agreed that the Company will use its reasonable best efforts to respond within five Business Days to a request by CFB for the Company’s written consent to sell Real Estate Owned for a loss exceeding the threshold described herein;

(X)       issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with the Company and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of the Company (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of the Company (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(Y)       enter into any new line of business;

(Z)       take any voluntary action that is intended or is reasonably likely to result in any of the representations and warranties of CFB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of any of the closing conditions set forth in Article IX hereof not being satisfied; or

(AA) agree to do any of the foregoing.

6.2.	Current Information and Cooperation.

6.2.1.       Subject to compliance with applicable law, regulation and policy, during the period from the date of this Agreement to the Effective Time, CFB will cause one or more of its representatives to confer with representatives of the Company and report the general status of its ongoing operations at such times as the Company may reasonably request. CFB will promptly notify the Company of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving CFB or any CFB Subsidiary. Without limiting the foregoing, senior officers of the Company and CFB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of CFB and its Subsidiaries, subject to relevant provisions of applicable law.

6.2.2.       CFB and the Company shall meet on a regular basis to discuss and plan for the conversion of CFB’s data processing and related electronic informational systems to those used by Farmers National, which planning shall include, but not be limited to, discussion of the possible termination by CFB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by CFB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that CFB shall not be obligated to take any such action prior to the Effective Time and, unless CFB otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that CFB takes, at the request of Farmers National, any action relative to third parties to facilitate the conversion that results in the imposition of any fees or charges, Farmers National shall indemnify CFB for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by the Company.

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6.2.3.       Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, and advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including, without limitation, any actions, assistance or cooperation necessary in preparation for the conversion and integration of CFB’s operations into the Company’s operations. Notwithstanding any other provision contained in this Agreement, neither the Company nor Farmers National shall under any circumstance be permitted to exercise control of CFB or any CFB Subsidiaries prior to the Effective Time.

6.2.4.       On a monthly basis, CFB shall provide the Company with a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (a) loans that are Troubled Debt Restructurings, (b) loans on nonaccrual or non-performing status, (c) REO, (d) all loans thirty (30) days or more past due as to principal or interest and still accruing) as of the end of such month and (e) and impaired loans. Within seven (7) days of the end of each month, CFB shall provide the Company with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. On a monthly basis, CFB shall provide the Company with the following reports: (a) watch list report, (b) classified asset report, (c) net charge-offs, (d) loan loss reserve analysis, (e) individual asset quality write ups, and (f) pipeline report.

6.2.5.       CFB shall promptly inform the Company upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of CFB or any CFB Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.

6.2.6.       CFB shall undertake to obtain new appraisal reports (which appraisal reports shall include the appraised value based on both a current market value basis and the liquidation value basis of the underlying collateral) from a qualified independent third party appraisal firm with respect to all collateral securing loans which CFB or any CFB Subsidiary has classified as substandard, doubtful or loss and will use its best efforts to have such new appraisals obtained promptly, but in no event less than five Business Days prior to the Closing Date; provided, however, that in the event this Agreement is terminated pursuant to Article XI (other than a termination by the Company pursuant to Section 11.1.2 or 11.1.3 or a termination pursuant to Section 11.1.7 or 11.1.8), the Company shall reimburse CFB for any expenses actually incurred as a result of or in connection with this Section 6.2.6.

6.2.7.       CFB and Community First Bank shall permit a representative of the Company to attend any meeting of their respective loan review or other loan committee as an observer; provided, however, that CFB and Community First Bank shall not be required to permit the Company representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of CFB or during any other matter that the respective Board of Directors or committee thereof has reasonably determined to be confidential with respect to the Company’s participation.

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6.3.	Access to Properties and Records.

Subject to Section 12.1 hereof, CFB shall permit the Company reasonable access during normal business hours upon reasonable written notice to its properties and those of the CFB Subsidiaries, and shall disclose and make available to the Company during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter CFB determines based on the advice of legal counsel should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, plans affecting employees, and any other business activities or prospects in which the Company may have a reasonable interest; provided, however, that CFB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement. The Company shall not interfere unreasonably with CFB’s regular business operations during any such access to CFB’s property, books and records.

6.4.	Financial and Other Statements.

6.4.1.       Promptly upon receipt thereof, CFB will furnish to the Company copies of each annual, interim or special audit of the books of CFB and the CFB Subsidiaries made by its independent auditors and copies of all internal control reports submitted to CFB by such auditors in connection with each annual, interim or special audit of the books of CFB and the CFB Subsidiaries made by such auditors.

6.4.2.       As soon as reasonably available, CFB will furnish to the Company copies of all documents, statements and reports that it or any CFB Subsidiary shall send to its shareholders or, to the extent legally permitted to do so, any Bank Regulator. Within ten (10) Business Days after the end of each quarter, CFB will deliver to the Company a consolidated balance sheet and a consolidated statement of income, without related notes, for such period prepared in accordance with current financial reporting practices. Within three (3) days following each meeting of the Board of Directors of CFB or Community First Bank, CFB will deliver to the Company a monthly financial reporting package for the previous month and previous month on a year to date basis, in the same form as is delivered to the respective Board of Directors of CFB and Community First Bank, prepared in accordance with current financial reporting practices.

6.4.3       To the extent legally permitted to so, CFB will advise the Company promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of CFB or any of the CFB Subsidiaries; provided further that if CFB is not legally permitted to furnish the Company with such written communication without having received the approval of a Bank Regulator, CFB Shall promptly request such approval from the applicable Bank Regulator.

6.4.4.       With reasonable promptness, CFB will furnish to the Company such additional financial data that CFB possesses and as the Company may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

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6.5.	Maintenance of Insurance.

CFB shall maintain, and cause each CFB Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, but in no event shall such coverage be less than coverage by the policies in place as of the date of this Agreement.

6.6.	Disclosure Supplements.

From time to time as necessary (but in any event, as of a date within three Business Days prior to the Effective Time), CFB will supplement or amend the CFB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CFB Disclosure Schedule or which is necessary to correct any information in such CFB Disclosure Schedule which has been rendered inaccurate thereby. Notwithstanding the foregoing, CFB shall promptly notify the Company if any representation or warranty of CFB becomes materially inaccurate but in no event more than five (5) Business Days after CFB has Knowledge of such material inaccuracy. No supplement or amendment to such CFB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.	Consents and Approvals of Third Parties.

CFB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties necessary or desirable for the consummation of the Merger, the Bank Merger and all other transactions contemplated by this Agreement prior to the Effective Time.

6.8.	Failure to Fulfill Conditions.

In the event that CFB determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the Company.

6.9.	Reasonable Best Efforts.

Subject to the terms and conditions herein provided, CFB agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, the Bank Merger and all other transactions contemplated by this Agreement.

6.10.	No Solicitation.

6.10.1.       Except as provided in this Section 6.10 or elsewhere in this Agreement, from the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, CFB shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (a) initiate, solicit or knowingly encourage, or take any other action to knowingly facilitate the making of any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than the Company) any information or data with respect to CFB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c)  release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which CFB is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by CFB, any CFB Subsidiary or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of CFB or otherwise, shall be deemed to be a breach of this Agreement by CFB. CFB and its Subsidiaries shall, and shall cause each of CFB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

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For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from the Company), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CFB or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of CFB or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of CFB and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the outstanding securities of CFB or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of CFB or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2.       Notwithstanding Section 6.10.1, CFB may take any of the actions described in clauses (b) or (d) of the first paragraph of Section 6.10.1 if, but only if, (a) CFB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of CFB determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (c) prior to furnishing or affording access to any information or data with respect to CFB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, CFB receives from such Person a confidentiality agreement with terms no less favorable to CFB than those contained in the letter agreement, dated as of December 14, 2017, by and between the Company and Bybel Rutledge LLP, on behalf of CFB, and (d) the Board of Directors of CFB determines in good faith, after consultation with its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. CFB shall promptly provide to the Company any non-public information regarding CFB or its subsidiaries provided to any other Person that was not previously provided to the Company, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of CFB reasonably determines in its good faith judgment, after consultation with outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of CFB Common Stock or all, or substantially all, of the assets of CFB and its Subsidiaries on a consolidated basis; (b) would be reasonably likely to result in a transaction that (i) involves consideration to the holders of the shares of CFB Common Stock that is more favorable than the Merger Consideration to be paid to CFB’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing and consummation of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to CFB than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

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6.10.3.       CFB shall promptly (and in any event within forty-eight (48) hours) notify the Company in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, CFB or any CFB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. CFB agrees that it shall keep the Company informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4.       Neither the Board of Directors of CFB nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to the Company in connection with the transactions contemplated by this Agreement (including the Merger and the Bank Merger), the CFB Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the CFB Shareholders Meeting or otherwise, inconsistent with the CFB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the CFB Recommendation); or (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.

6.10.5.       Notwithstanding Section 6.10.4, prior to the date of CFB Shareholders Meeting, the Board of Directors of CFB may approve or recommend to the shareholders of CFB a Superior Proposal and withdraw, qualify or modify the CFB Recommendation in connection therewith (a “CFB Subsequent Determination”) after the third (3rd) Business Day following the Company’s receipt of a notice (the “Notice of Superior Proposal”) from CFB advising the Company that the Board of Directors of CFB, after consulting with its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the Company at least three (3) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of CFB in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the Company (provided, however, that the Company shall not be obligated to propose any such adjustments, modifications to the terms and condition of this Agreement) and after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.10.5 and will require a new notice period as referred to in this Section 6.10.5. Notwithstanding the foregoing, the changing, qualifying or modifying of the CFB Recommendation or the making of a CFB Subsequent Determination by the Board of Directors of CFB shall not change the approval of the Board of Directors of CFB for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

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6.10.6.       Nothing contained in Section 6.10 shall prohibit CFB or the Board of Directors of CFB from complying with CFB’s obligations under Rules 14d-9 and 14e-2(a) (as if such rules were applicable to CFB) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the CFB Recommendation unless the Board of Directors of CFB reaffirms the CFB Recommendation in such disclosure.

6.11.	Merger-Related Costs.

CFB agrees to consult with the Company with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications); provided, however, that neither the Company nor Farmers National shall under any circumstance be permitted to exercise control of CFB, Community First Bank or any other CFB Subsidiary prior to the Effective Time. The Company and CFB shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as the Company shall reasonably request and which are not inconsistent with GAAP, applicable regulatory requirements or applicable law; provided that no such actions shall be effected (i) until the Company shall have irrevocably certified to CFB that all conditions set forth in Article IX to the obligation of the Company to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived and (ii) more than three (3) Business Days prior to the Closing Date.

6.12.	401(k) Plan; Other Benefit Plans.

6.12.1.       CFB shall take all necessary action to cause the defined contribution 401(k) salary reduction plan maintained by Community First Bank (the “CFB 401(k) Plan”) to be terminated effective no later than the day immediately prior to the Effective Time (the “Plan Termination Date”). The accounts of all participants and beneficiaries in the CFB 401(k) Plan shall become fully vested as of the Plan Termination Date. As soon as practicable after the Plan Termination Date, the account balances in the CFB 401(k) Plan shall be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations. Any Continuing Employee who elects to participate in the Company’s 401(k) Plan and who remains employed by the Company or any Company Subsidiary at the time his or her account balance in the CFB 401(k) Plan is distributed may elect to have such account balance rolled over into the Company’s 401(k) Plan, provided that no outstanding loans under the CFB 401(k) Plan may be rolled over into the Company’s 401(k) Plan. CFB shall, or shall direct the fiduciaries of the CFB 401(k) Plan to (to the extent permitted by law), provide the Company and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the CFB 401(k) Plan at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without the Company’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, CFB shall provide the Company with the final documentation evidencing that the actions contemplated herein have been effectuated.

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6.12.2       CFB shall cause Community First Bank to take all necessary action to amend each CFB SERP effective no later than the day immediately prior to the Effective Time in order to include language permitting each CFB SERP to be terminated in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B), so that the Company can terminate each CFB SERP in accordance with such regulation following the Effective Time. CFB shall provide the Company and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the amendment of each CFB SERP at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without the Company’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, CFB shall provide the Company with the final documentation evidencing that the actions contemplated herein have been effectuated.

6.12.3       To the extent requested by the Company prior to the Closing Date, CFB and the CFB Subsidiaries shall cooperate in good faith with the Company to amend, freeze, terminate or modify any CFB Compensation and Benefit Plan not covered elsewhere in this Section 6.12 in accordance with the terms of such plan or agreement, to be effective as of or immediately prior to the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Effective Time. CFB shall provide the Company and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the foregoing at least five (5) business days before such document is adopted or distributed, and no such document shall be adopted or distributed without the Company’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, CFB shall provide the Company with the final documentation evidencing that the actions contemplated herein have been effectuated.

6.13.	Anti-takeover Provisions.

CFB and the CFB Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt CFB, the Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in CFB’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations.

6.14.	Shareholder Litigation.

CFB shall give the Company the opportunity to participate in the defense or settlement of any shareholder litigation against CFB and/or its directors relating to the Merger, the Bank Merger or the other transactions contemplated by this Agreement (subject to any considerations regarding attorney-client privilege), and no settlement shall be agreed to without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), with the Company bearing its own expenses incurred in connection therewith.

ARTICLE VII
COVENANTS OF THE cOMPANY

7.1.	Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of CFB, which consent will not be unreasonably withheld, the Company will, and it will cause each Company Subsidiary to, conduct its business and engage in transactions only in the ordinary course of business consistent with past practices and policies, except as otherwise required or contemplated by this Agreement and to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

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7.2.	Current Information.

During the period from the date of this Agreement to the Effective Time as necessary, the Company will cause one or more of its representatives to confer with representatives of CFB and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as CFB may reasonably request. The Company will promptly notify CFB, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving the Company and any Company Subsidiary. The Company shall be reasonably responsive to requests by CFB for access to such information and personnel regarding the Company and its Subsidiaries as may be reasonably necessary for CFB to confirm that the representations and warranties of the Company contained herein are true and correct and that the covenants of the Company contained herein have been performed in all material respects; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in the Company’s reasonable judgment, would interfere with the normal conduct of the Company’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3.	Financial and Other Statements.

The Company will make available to CFB the Securities Documents filed by it with the SEC under the Securities Laws. The Company will furnish to CFB copies of all documents, statements and reports that it or Farmers National intends to file with any Bank Regulator with respect to the Merger. The Company will furnish to CFB copies of all documents, statements and reports that it sends to the shareholders of the Company.

7.4.	Disclosure Supplements.

From time to time prior to the Effective Time as necessary, the Company will supplement or amend the Company Disclosure Schedules delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedule or which is necessary to correct any information in such Company Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

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7.5.	Consents and Approvals of Third Parties.

The Company shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties, necessary or desirable for the consummation of the Merger, the Bank Merger and all other transactions contemplated by this Agreement.

7.6.	Reasonable Best Efforts.

Subject to the terms and conditions herein provided, the Company agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, the Bank Merger and all other transactions contemplated by this Agreement.

7.7.	Failure to Fulfill Conditions.

In the event that the Company determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CFB.

7.8.	Employee Benefits.

7.8.1.       Prior to the Effective Time, the Company shall take all commercially reasonable steps and actions so that employees of CFB who become employees of the Company or a Company Subsidiary (“Continuing Employees”) shall be eligible to participate, effective as soon as each Company employee benefit plan permits (but not sooner than is administratively practicable following the Effective Time), in each of the Company’s employee benefit plans in which similarly situated employees of the Company or a Company Subsidiary participate; provided, however, that, in the case of all benefits to be provided to the Continuing Employees, until the first anniversary of the Effective Time, the Company may instead provide such employees with participation in the employee benefit plans of CFB (e.g., medical and other insurance benefits) in which they participated immediately prior to the Effective Time, provided that the result is the provision of benefits to each Continuing Employee that are substantially similar in the aggregate to the benefits provided to similarly-situated employees of the Company and its Subsidiaries (it being understood that inclusion of Continuing Employees in the Company’s employee benefit plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any Company Stock Benefit Plan shall be at the discretion of the Company). The foregoing sentence does not obligate the Company or any Company Subsidiary to provide any employment, change in control or supplemental retirement agreement to any Continuing Employee or to provide participation in Farmers National’s group term carve-out plan to any Continuing Employee. This Agreement shall not be construed to limit the ability of the Company or any Company Subsidiary to terminate the employment of any employee or to amend or terminate any employee benefit plans in accordance with their respective terms and conditions after the Effective Time.

7.8.2.       With respect to each Company employee benefit plan for which length of service is taken into account for any purpose, service with CFB (or predecessor employers to the extent CFB provides past service credit) shall be treated as service with the Company and its Subsidiaries for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits; and provided further, as of and during the one-year period following the Effective Time, the severance rights of persons who were employees of CFB immediately prior to the Effective Time shall be governed solely by Section 7.8.3 below. Such prior service credit also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Company employee benefit plan. In the event of a termination or consolidation of any group medical plan sponsored by CFB, at or following the Effective Time, any employee of CFB that is not a Continuing Employee and any “qualified beneficiaries” (within the meaning of Section 4980B(g) of the Code) of such individuals shall be entitled to continuation coverage under the group medical plan(s) sponsored or maintained by the Company at the expense of such terminated employees and qualified beneficiaries, except as otherwise provided.

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7.8.3.       Each employee of CFB immediately prior to the Effective Time (other than those employees who are a party to an executive employment agreement or who are participants in a CFB SERP) and (i) whose employment is terminated as of the Effective Time, (ii) whose employment continues with the Company or any Company Subsidiary as of the Effective Time and whose employment thereafter is terminated involuntarily other than for “cause” during the one-year period following the Effective Time, (iii) who is offered employment at a reduced salary or base compensation rate or (iv) who is required to commute more than 30 miles greater than the employee’s present commute, shall be entitled to receive a lump sum severance payment from the Company equal in amount to two weeks of such employee’s base pay (with such amount to be calculated based upon such employee’s base pay as of the Effective Time or, if higher, the base pay as of the date of termination) for each full year such employee was employed by CFB, any CFB Subsidiary or any successor thereto, provided such terminated employee had at least one year of credited service and subject to a minimum of four weeks’ severance and a maximum of 26 weeks’ severance, and, provided further, that such terminated employee enters into a release of claims against the Company, the Company Subsidiaries and their predecessors. For purposes of this Section 7.8.3, “cause” shall mean termination because of the employee’s dishonesty in the performance of his or her duties, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar violations), “base pay” shall mean an employee’s annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments, and “year of credited service” shall mean each full 12-month period of service from the date of hire.

7.8.4.       As of and following the Effective Time, the Company shall assume, honor and comply with all obligations set forth in the executive employment agreements (as amended to the date hereof) and CFB SERPs listed on CFB Disclosure Schedule 4.12.1, provided that the amounts payable under such agreements and CFB SERPs shall be calculated in a manner consistent with CFB Disclosure Schedule 4.6.5 and the respective executives covered by such agreements enter into a release of claims against the Company, the Company Subsidiaries and their predecessors.

7.8.5.       The Company and CFB have agreed that it is advisable to pay retention bonuses to selected employees of CFB who become Continuing Employees and remain employees through a specified date, which retention bonuses shall not exceed $50,000 in the aggregate. Such retention bonuses will be payable to such persons and in such amounts as may be mutually agreed upon by CFB and the Company.

7.9.	Directors and Officers Indemnification and Insurance.

7.9.1.       For a period of six (6) years after the Effective Time, the Company shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the Effective Time, an officer or director of CFB or any CFB Subsidiary (or any successor or predecessor thereof) (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Company, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, cause of action, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of CFB if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by CFB under Pennsylvania law and under CFB’s articles of incorporation and bylaws. The Company shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by CFB under Pennsylvania law and under CFB’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9 upon learning of any Claim, shall notify the Company (but the failure so to notify the Company shall not relieve it from any liability which it may have under this Section 7.9, except to the extent such failure materially prejudices the Company) and shall deliver to the Company the undertaking referred to in the previous sentence.

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7.9.2.       In the event that either the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.9.

7.9.3.       The Company shall maintain, or shall cause Farmers National to maintain, in effect for up to six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of CFB (provided, that the Company may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable to the officers and directors of CFB) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall the Company be required to expend pursuant to this Section 7.9 an aggregate amount to exceed $45,000 with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, CFB agrees in order for the Company to fulfill its agreement to provide directors and officers liability insurance policies for up to six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.10.	Stock and Cash Reserve.

The Company agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock to fulfill its obligations under this Agreement.

7.11.	Adverse Actions.

Neither the Company nor any Company Subsidiary shall: (a) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

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7.12.	Company/Farmers National Board of Directors

Following the date of this Agreement, the Company and Farmers National shall take all action necessary to (a) cause each of their boards of directors to be increased by two members, effective as of the Effective Time, and (b) elect or appoint, effective as of the Effective Time, Messrs. Henry H. Deible and Henry H. Deible, II (collectively, the “CFB Appointees”) as directors of each of the Company and Farmers National in the class of directors whose terms expire at the respective 2021 and 2019 annual meetings of shareholders of the Company and Farmers National. Each of such new directors will be re-nominated for an additional term, subject to the fiduciary duties of the board of directors and any applicable eligibility requirements set forth in the Company’s or Farmers National’s, as the case may be, articles of incorporation, bylaws, or nominating and corporate governance committee guidelines, or any applicable law, rule, regulation or listing standard. Subject to applicable law, and the rules and regulations of the SEC and the corporate governance requirements of the Nasdaq, Henry H. Deible shall be appointed to the Company’s Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee or equivalent committees. Henry H. Deible, II shall be appointed to Farmers National’s Loan Committee and Strategic Planning Committee or equivalent committees.

In the event that either CFB Appointee is unable to or unwilling to serve as a member of the Board of Directors of the Company, then the Company and CFB shall mutually agree upon another current member of the board of directors of CFB to serve in such person’s stead so long as such person meets the eligibility requirements for a director under the Company’s bylaws and corporate governance policies.

7.13.	Stock Listing.

Prior to the Effective Time, the Company will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of the Company Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Company Common Stock to be issued in the Merger.

7.14.	Amendment of Articles of Incorporation

Prior to the Effective Time, the Company shall have filed Articles of Amendment with the Pennsylvania Department of State effecting the amendment and restatement of Article 8 of the Company’s Articles of Incorporation as set forth in the Company’s proxy statement dated March 23, 2018. The Company agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, it will not change or waive any provision of its articles of incorporation or bylaws.

7.15.	Committee Charters

Prior to the Effective Time, the Company shall not amend or change its committee charters except as may be required by the SEC, Nasdaq or applicable law.

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ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.	Shareholder Meetings.

CFB will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “CFB Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in CFB’s reasonable judgment, necessary or desirable, and (b) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the CFB shareholders (the “CFB Recommendation”). Subject to Section 6.10.5, the Board of Directors of CFB shall use its commercially reasonable best efforts to obtain from the shareholders of CFB the required vote to approve the Merger, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement-Prospectus) that they adopt and approve this Agreement and the transactions contemplated hereby.

CFB will cause (a) Community First Bank to, as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Community First Shareholders Meeting”), for the purpose of considering the Bank Merger Agreement and the Bank Merger, and for such other purposes as may be, in the reasonable judgment of Community First Bank, necessary or desirable, and (b)  the Board of Directors of Community First Bank to recommend approval of the Bank Merger Agreement to the holders of the outstanding capital stock of Community First Bank (the “Community First Recommendation”). The Board of Directors of CFB shall use its commercially reasonable best efforts to cause Community First Bank to obtain from the holders of its outstanding shares of capital stock the required vote to approve the Bank Merger Agreement, including by communicating the Community First Recommendation to shareholders of Community First Bank (and including such recommendation in the Proxy Statement-Prospectus) that they adopt and approve the Bank Merger Agreement and the transactions contemplated hereby.

8.2.	Proxy Statement-Prospectus.

8.2.1.       For the purposes (x) of registering Company Common Stock and Company Preferred Stock to be offered to holders of (i) CFB Common Stock in connection with the Merger and (ii) Community First Preferred Stock in connection with the Bank Merger, with the SEC under the Securities Act and (y) of holding the CFB Shareholders Meeting, and the meeting of shareholders of Community First Bank, the Company shall draft and prepare, and CFB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement of each of CFB and Community First Bank, and a prospectus, or multiple prospectuses of the Company satisfying all applicable requirements of applicable banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the CFB and/or Community First Bank shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). The Company shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of the Company and CFB shall use their commercially reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of CFB and the Company shall thereafter promptly mail the Proxy Statement-Prospectus to the CFB shareholders of each of CFB and Community First Bank. The Company shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CFB shall furnish all information concerning CFB and the holders of CFB Common Stock and Community First Preferred Stock as may be reasonably requested in connection with any such action.

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8.2.2.       CFB shall provide the Company with any information concerning itself that the Company may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and the Company shall notify CFB promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CFB promptly copies of all correspondence between the Company or any of their representatives and the SEC. The Company shall give CFB and its counsel reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give CFB and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and CFB agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of CFB Common Stock and Community First Preferred Stock entitled to vote at their respective CFB Shareholders Meeting and the Community First Shareholders Meeting at the earliest practicable time.

8.2.3.       CFB and the Company shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CFB shall cooperate with the Company in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and the Company shall file an amended Merger Registration Statement with the SEC, and each party shall mail an amended Proxy Statement-Prospectus to its respective shareholders.

8.3.	Regulatory Approvals.

Each of CFB and the Company will cooperate with the other and use all reasonable efforts to promptly prepare and file all necessary documentation and all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the Merger, the Bank Merger and all other transactions contemplated by this Agreement. CFB and the Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of CFB or the Company to any Bank Regulatory or governmental body in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.

8.4.	Dividends.

After the date of this Agreement, each of the Company and CFB shall coordinate with the other the declaration of any dividends in respect of CFB Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CFB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of CFB Common Stock and any shares of Company Common Stock any such holder receives in exchange therefor in the Merger.

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ARTICLE IX
CLOSING CONDITIONS

9.1.	Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.       Shareholder Approvals. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of CFB and, if applicable, the Company. The Bank Merger Agreement shall have been approved and adopted by the requisite vote of the holders of capital stock of Community First Bank and by the Company as the sole shareholder of Farmers National.

9.1.2.       Orders and Prohibitions. None of CFB, the Company or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the Merger or the Bank Merger.

9.1.3.       Regulatory and Other Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities and third parties required to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, (i) in the good faith reasonable judgment of the Boards of Directors of the Company or CFB, individually or the aggregate, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of CFB and the Company or (ii) in the good faith reasonable judgement of the Board of Directors of the Company, materially impair the value of CFB to the Company.

9.1.4.       Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Company Common Stock in the Merger is subject to the “Blue Sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.       Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, the Company shall have received an opinion of Silver, Freedman, Taff & Tiernan LLP, and CFB shall have received an opinion of Bybel Rutledge LLP, each reasonably acceptable in form and substance to the Company and CFB, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 9.1.5, the law firms may require and rely upon customary representations contained in certificates of officers of the Company and CFB and their respective Subsidiaries.

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9.1.6.       Nasdaq Listing. The shares of Company Common Stock to be issued in the Merger shall be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

9.2.	Conditions to the Obligations of the Company under this Agreement.

The obligations of the Company under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 at or prior to the Closing Date:

9.2.1.       Representations and Warranties. Each of the representations and warranties of CFB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that the representations and warranties in Sections 4.11.4 and 4.16 shall be true and correct in all material respects and provided, further, none of the CFB MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and CFB shall not be deemed to have breached any CFB MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). CFB shall have delivered to the Company a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CFB as of the Effective Time.

9.2.2.       Agreements and Covenants. CFB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of CFB by the Chief Executive Officer and Chief Financial Officer of CFB to such effect dated as of the Effective Time.

9.2.3.       Dissenters’ Rights. Holders of no more than ten percent (10.0%) of the issued and outstanding shares of CFB Common Stock shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 3.2.9 hereof prior to the Closing Date.

9.2.4.       No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to CFB.

CFB will furnish the Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as the Company may reasonably request.

9.3.	Conditions to the Obligations of CFB under this Agreement.

The obligations of CFB under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.3 at or prior to the Closing Date:

9.3.1.       Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the Company MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and the Company shall not be deemed to have breached any Company MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). The Company shall have delivered to CFB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company as of the Effective Time.

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9.3.2.       Agreements and Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and CFB shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.       Payment of Merger Consideration. The Company shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date pursuant to Section 3.2.1.

9.3.4.       No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to the Company.

9.3.5.       CFB Appointees. All requisite corporate action shall have been taken by the Company such that the CFB Appointees can commence as directors of the Company in accordance with Section 7.12 immediately after the Effective Time.

9.3.6.       Amended Articles of Incorporation. Article 8 of the Company’s Articles of Incorporation shall have been amended and restated in the manner set forth in Proposal 2 included in the Company’s proxy statement of March 23, 2018.

The Company will furnish CFB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as CFB may reasonably request.

ARTICLE X
THE CLOSING

10.1.	Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100, Washington, DC at 10:00 a.m. on the Closing Date, or at such other place or time upon which the Company and CFB mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100, Washington, DC at 1:00 p.m. on the Business Day prior to the Closing Date.

10.2.	Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to the Company and CFB the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof to be held in escrow. At or prior to the Closing, the Company shall have delivered the Merger Consideration as set forth under Section 9.3.3 hereof.

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ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.	Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of CFB:

11.1.1.       At any time by the mutual written agreement of the Company and CFB;

11.1.2.       By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by CFB) or Section 9.3.1 (in the case of a breach of a representation or warranty by the Company);

11.1.3.       By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by CFB) or Section 9.3.2 (in the case of a breach of covenant by the Company);

11.1.4.       At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by the Company and CFB; provided that no party may terminate this Agreement pursuant to this Section 11.1.4 in the event that any action or failure to act by such party has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

11.1.5.       By the Board of Directors of either party if (i) the shareholders of CFB shall have voted at the CFB Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (ii) shareholders of Community First Bank have voted on the transactions contemplated by the Bank Merger Agreement and such voted shall not have been sufficient to approve the Bank Merger and the other transactions contemplated by the Bank Merger Agreement;

11.1.6.       By the Board of Directors of either party if (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the Merger, the Bank Merger or the other transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (b) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

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11.1.7.       By the Board of Directors of the Company if CFB or any CFB Subsidiary has received a Superior Proposal and (i) the Board of Directors of CFB or any CFB Subsidiary has entered into an acquisition agreement with respect to the Superior Proposal, (ii) the Board of Directors of CFB has terminated this Agreement, withdrawn the CFB Recommendation, failed to make the CFB Recommendation or modified or qualified the CFB Recommendation in a manner adverse to the Company, or (iii) the Board of Directors of Community First Bank has terminated the Bank Merger Agreement, withdrawn the Community First Recommendation, failed to make the Community First Recommendation or modified or qualified the Community First Recommendation in a manner adverse to the Company;

11.1.8.       By the Board of Directors of CFB if CFB has received a Superior Proposal and the Board of Directors of CFB has made a determination to accept such Superior Proposal;

11.1.9.       By CFB at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (A) and (B) exist:

(A)       the Average Closing Price (as defined below) shall be less than the product of 0.825 and the Starting Price; and

(B)       (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Company Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.175 from such quotient (such number being referred to herein as the “Index Ratio”); subject to the following: if CFB elects to exercise its termination right pursuant to Section 11.1.9, it shall give prompt written notice to the Company; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five (5) Business Days after receipt of such notice, the Company shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (A) or (B) above shall be deemed not to exist.

For purposes hereof, the condition set forth in clause (A) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Per Share Stock Consideration (calculated by using the Average Closing Price, as provided in the definition of “Adjusted Per Share Stock Consideration”) after such increase is not less than 82.5% of the Adjusted Per Share Stock Consideration calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (B) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Company Ratio is not less than the Index Ratio.

If the Company makes this election, within such period, it shall give prompt written notice to CFB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.9 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Per Share Stock Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 11.1.9.

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For purposes of this Section 11.1.9, the following terms shall have the meanings indicated:

“Adjusted Company Ratio” means the number obtained by dividing (x) the sum of (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of Company Common Stock outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Company Common Stock shall be deemed to be the Average Closing Price.

“Adjusted Per Share Stock Consideration” means the product of the Per Share Stock Consideration times the Average Closing Price.

“Average Closing Price” means the average of the last reported closing prices per share of Company Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.

“Determination Date” shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, the trading day immediately preceding such calendar day.

“Index Price” on a given date means the closing price of the SNL MicroCap U.S. Bank Index.

“Starting Date” means the trading day on the NASDAQ Stock Market immediately preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $32.7781.

If the Company declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of the Company shall be appropriately adjusted for the purposes of applying this Section 11.1.9.

11.2.	Effect of Termination.

11.2.1.       In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.       If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)       Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

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(B)       In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)       As a condition of the Company’s willingness, and in order to induce the Company, to enter into this Agreement, and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CFB hereby agrees to pay the Company, and the Company shall be entitled to payment of an amount equal to $750,000 (the “Termination Fee”). The Termination Fee shall be paid within three (3) Business Days after written demand for payment is made by the Company, following the occurrence of any of the events set forth below:

(i)       CFB terminates this Agreement pursuant to Section 11.1.8 or the Company terminates this Agreement pursuant to Section 11.1.7; or

(ii)       The entering into a definitive agreement by CFB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving CFB within twelve (12) months after the occurrence of any of the following: (a) the termination of this Agreement by the Company pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by CFB; or (b) the failure of the shareholders of CFB to approve this Agreement or the failure of the shareholders of Community First Bank to approve the Bank Merger Agreement, in either case after the public disclosure of an Acquisition Proposal (which has not been withdrawn) that has been made known to senior management of CFB or has been made directly to its shareholders generally.

(D)       The right to receive the Termination Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of the Company against CFB and its Subsidiaries and their respective officers and directors with respect to a termination under such Section 11.2.2(C) above and the Company shall have no right to collect any amounts under Section 11.2.2(B). CFB acknowledges that the agreements contained in Section 11.2.2(C) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if CFB fails to pay in a timely manner the amounts due under Section 11.2.2(C), and, in order to obtain such payment, the Company makes a claim that results in a judgment against CFB for the amounts set forth in Section 11.2.2(C), CFB shall pay to the Company the reasonable costs and expenses of the Company (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 11.2.2(C) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.

11.3.	Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of CFB), the parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of CFB, no amendment to this Agreement may be made which under applicable law further approval by the shareholders of CFB is required, unless such further shareholder approval is so obtained, and that any amendment, extension or waiver granted or executed after shareholders of CFB have approved this Agreement shall not modify either the amount or form of the Merger Consideration to be provided hereby to holders of CFB Common Stock upon the consummation of the Merger or otherwise materially adversely affect the shareholders of CFB without the approval of CFB shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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ARTICLE XII
MISCELLANEOUS

12.1.	Confidentiality.

Each party shall, and shall cause its representatives, advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.

12.2.	Public Announcements.

CFB and the Company shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law or the applicable listing and corporate governance rules and regulations of NASDAQ, neither CFB nor the Company shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been approved by the other party (which approval shall not be unreasonably withheld, conditioned or delayed).

12.3.	Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 7.8, 7.9, 7.12 and 11.2.

12.4.	Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by prepaid United States registered or certified mail, return receipt requested, sent by a nationally recognized overnight courier or given by email, addressed as follows:

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If to the Company, to:	William C. Marsh
Chairman, President and Chief Executive Officer
Emclaire Financial Corp
612 Main Street
Emlenton, Pennsylvania 16373
Fax: (724) 867-1007

With required copies (which shall not constitute notice) to:	Raymond A. Tiernan, Esquire
Hugh T. Wilkinson, Esquire
Silver, Freedman, Taff & Tiernan LLP
3299 K Street, NW, Suite 100
Washington, DC 20007
Fax: (202) 337-5502

If to CFB, to:	Henry H. Deible
President and Chief Executive Officer
Community First Bancorp, Inc.
444 Main Street
Reynoldsville, Pennsylvania 15851
Fax: (814) 653-2106

With required copies (which shall not constitute notice) to:	Nicholas Bybel, Jr., Esquire
Erik Gerhard, Esquire
Bybel Rutledge LLP
1017 Mumma Road, Suite 302
Lemoyne, Pennsylvania 17043
Fax: (717) 731-8205

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier if next Business Day delivery is requested by the sender.

12.5.	Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.	Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

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12.7.	Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.	Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.	Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws.

12.10.	Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All documents and information set forth in the Company’s Securities Documents shall be deemed to have been “made available” or “provided” to CFB.

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12.11.	Specific Performance; Jurisdiction.

12.11.1.       The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Western District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive any defense that a remedy at law would be adequate and any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining specific performance relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Western District of Pennsylvania or any state court located in the Commonwealth of Pennsylvania.

12.11.2.       Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives any right it may have to a trial jury in respect of any claim directly or indirectly arising out of or relating to this agreement or the transactions contemplated hereby. Each party hereto certifies and acknowledges that: (i) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any proceeding, seek to enforce either of such waivers; (ii) it understands and has considered the implications of such waivers; (iii) it makes such waivers voluntarily; and (iv) it has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 12.11.2.

[Signature page follows]

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IN WITNESS WHEREOF, the Company and CFB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

EMCLAIRE FINANCIAL CORP

By:	/s/ William C. Marsh
Name:	William C. Marsh
Title:	Chairman, President and Chief Executive Officer

COMMUNITY FIRST BANCORP, INC.

By:	/s/ Henry H. Deible
Name:	Henry H. Deible
Title:	President and Chief Executive Officer

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Exhibit A

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (“Merger Agreement”) dated as of _____ __, 2018 is made by and between The Farmers National Bank of Emlenton, a national bank (“Farmers National”), and Community First Bank, a Pennsylvania chartered commercial bank (“Community First Bank”).

RECITALS:

WHEREAS, Farmers National is a wholly owned subsidiary of Emclaire Financial Corp, a Pennsylvania corporation (the “Company”);

WHEREAS, Community First Bank is a subsidiary of Community First Bancorp, Inc., a Pennsylvania corporation (“CFB”);

WHEREAS, the Company and CFB previously have entered into an Agreement and Plan of Merger, dated as of May 24, 2018 (the “Plan”), providing for the merger of CFB with and into the Company (the “Parent Merger”), and

WHEREAS, Farmers National and Community First Bank (collectively, the “Merging Institutions”) desire to merge (the “Bank Merger”) on the terms set forth herein immediately subsequent to the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:

1.     Merger. Subject to the terms and conditions of this Merger Agreement, at the Effective Time (as defined below), Community First Bank shall merge with and into Farmers National pursuant to the provisions of the National Bank Act, 12 U.S.C. Section 215a, and the regulations of the Office of the Comptroller of the Currency (the “OCC”) thereunder, Section 18(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(c), and Section 1602 of the Banking Code of 1965, as amended, of the Commonwealth of Pennsylvania (the “Banking Code”), and the regulations of the Pennsylvania Department of Banking and Securities (the “Pennsylvania Department”). Upon consummation of the Bank Merger, the separate corporate existence of Community First Bank shall cease and Farmers National shall survive and continue to exist as a national banking association incorporated under the laws of the United States (Farmers National, as the surviving institution in the Bank Merger, is sometimes referred to herein as the “Surviving Bank”).

2.     Effective Time. The Bank Merger shall become effective on _________ __, 2018 at ___:___ _.m., subject to (i) the satisfaction or, to the extent permitted by applicable law, the waiver of the closing conditions set forth in Article IX of the Plan and in Section 10 of this Merger Agreement, and (ii) receipt of all necessary approvals or non-objections from the OCC and all other necessary regulatory approvals or non-objections from any bank regulatory authority. The time that the Bank Merger shall become effective is hereinafter referred to as the “Effective Time.”

3.     Articles of Association and Bylaws. The Articles of Association and Bylaws of Farmers National shall be the Articles of Association and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

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4.     Name; Offices. The name of the Surviving Bank shall be “The Farmers National Bank of Emlenton.” The main office of the Surviving Bank shall be the main office of Farmers National immediately prior to the Effective Time. All offices of Community First Bank and Farmers National which are in lawful operation as of the Effective Time shall be the offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices of Farmers National or Community First Bank which may be authorized by the OCC or by the Banking Department and Federal Deposit Insurance Corporation after the date hereof.

5.     Directors and Executive Officers. Upon consummation of the Bank Merger, the persons serving as directors of Farmers National immediately prior to the Effective Time together with the CFB Appointees selected pursuant to section 7.12 of the Plan shall be the directors of the Surviving Bank. Each of the CFB Appointees will be re-nominated for additional terms, subject to the fiduciary duties of the board of directors of Farmers National and any applicable regulatory requirements set forth in Farmers National’s Articles of Association, Bylaws or nominating and corporate governance guidelines and any applicable law, rule or regulation, such that they will continue to serve as directors of the Surviving Bank for so long as they are directors of the Company. Harry H. Deible, II shall be appointed to Farmers National’s Loan Committee and Strategic Planning Committee or equivalent committees. The executive officers of Farmers National immediately prior to the Effective Time shall continue as of the executive officers of the Surviving Bank upon consummating of the Bank Merger for such terms as have been specified in accordance with the Articles of Association and Bylaws of the Surviving Bank.

6.     Effect on Shares of Stock.

(a)          The authorized capital stock at Farmers National currently is, and upon the Effective Time the authorized capital stock of the Surviving Bank will be, 3,000,000 shares of common stock, par value $5.00 per share, of which 300,000 shares are issued and outstanding as of the date hereof. Each share of Farmers National common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)          At the Effective Time, each share of Community First Bank common stock, par value $100.00 per share (the “Community First Common Stock”), issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger and without any action on the part of Farmers National, Community First Bank or the holder thereof, be cancelled. No shares of capital stock of Farmers National or any other consideration shall be issuable or exchangeable with respect to shares of Community First Common Stock.

(c)          At the Effective Time, each share of Series A Non-Cumulative Perpetual Preferred Stock of Community First Bank, of which 286,888 shares are issued and outstanding as of the date hereof (the “Community First Series A Preferred Stock”), except for Dissenting Shares (as hereinafter defined), shall, by virtue of the Bank Merger and without any action on the part of Farmers National, Community First Bank or the holder thereof, be converted into the right to receive one share of Series C Non-Cumulative Preferred Stock of Emclaire Financial Corp (the “Company Series C Preferred Stock”).

(d)          At the Effective Time, each share of Series B Non-Cumulative Perpetual Preferred Stock of Community First Bank, of which 133,705 shares are issued and outstanding as of the date hereof (the “Community First Series B Preferred Stock”), except for Dissenting Shares (the Community First Series A Preferred Stock and Community First Series B Preferred Stock are referred to collectively as the “Community First Preferred Stock”), shall, by virtue of the Bank Merger and without any action on the part of Farmers National, Community First Bank or the holder thereof, be converted into the right to receive one share of Series D Non-Cumulative Preferred Stock of Emclaire Financial Corp (the “Company Series D Preferred Stock”) (the Company Series C Preferred Stock and Company Series D Preferred Stock are referred to collectively as the “Company Preferred Stock”).

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(e)          After the Effective Time, shares of Community First Preferred Stock shall be no longer outstanding and shall automatically be cancelled and shall cease to exist and, other than Dissenting Shares, shall thereafter by operation of, and in accordance with, this Section 6 represent only the right to receive shares of Company Preferred Stock, and, subject to the terms of the Plan, any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Community First Bank on such shares of Community First Preferred Stock on or prior to the Effective Time and which remain unpaid at the Effective Time. Dissenting Shares shall have such rights as provided therefor under applicable law.

7.     Procedures for Exchange of Community First Preferred Stock.

(a) Deposit of Preferred Consideration. At or prior to the Effective Time, the Company and Farmers National shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company, LLC, or such other bank or trust company or other agent designated by Farmers National and reasonably acceptable to Community First Bank (the “Exchange Agent”) certificates representing the aggregate number of shares of Company Series C Preferred Stock and Company Series D Preferred Stock to be issued in exchange for the Community First Preferred Stock pursuant to Sections 6(c) and 6(d) of this Merger Agreement (collectively, the “Preferred Consideration”), and Farmers National shall instruct the Exchange Agent to timely pay the aggregate Preferred Consideration in accordance with this Merger Agreement.

(b) Exchange of Preferred Certificates. Farmers National and the Company shall cause the Exchange Agent, as soon as practicable but in no event more than five (5) Business Days after the Effective Time, to mail to each holder of a certificate or certificates that previously represented shares of Community First Preferred Stock (the “Preferred Certificates”) a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Preferred Certificates for the Preferred Consideration into which the Community First Preferred Stock represented by such Preferred Certificates shall have been converted as a result of the Bank Merger. The letter of transmittal shall be subject to the approval of Community First Bank (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Preferred Certificates shall pass, only upon delivery of the Preferred Certificates to the Exchange Agent. Upon proper surrender of a Preferred Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Preferred Certificate shall be entitled to receive in exchange therefor, the Preferred Consideration into which such holder of Community First Preferred Stock shall have become entitled pursuant to the provisions of Section 6 of this Merger Agreement, and the Preferred Certificate so surrendered shall forthwith be canceled.

(c) Rights of Preferred Certificate Holders after the Effective Time. The holder of a Preferred Certificate that prior to the Bank Merger represented issued and outstanding Community First Preferred Stock shall have no rights, after the Effective Time, with respect to such Community First Preferred Stock except to surrender the Preferred Certificate in exchange for the Preferred Consideration as provided in this Merger Agreement or to exercise his or her rights as a Dissenting Shareholder to the extent such rights are perfected. No dividends or other distributions with respect to Community First Preferred Stock shall be paid to the holder of any unsurrendered Preferred Certificate with respect to the shares of Community Preferred Stock represented thereby, in each case until the surrender of such Preferred Certificate in accordance with this Section 7. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Preferred Certificate in accordance with this Section 7, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Company Preferred Stock represented by such Preferred Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Company Preferred Stock represented by such Preferred Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Company Preferred Stock issuable with respect to such Preferred Certificate.

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(d) Surrender by Persons Other than Record Holders. In the event of a transfer of ownership of a Preferred Certificate representing Community First Preferred Stock that is not registered in the stock transfer records of Community First Bank, the proper amount of shares of Company Preferred Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Preferred Certificate so surrendered is registered if the Preferred Certificate formerly representing such Community First Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Preferred Certificate or establish to the satisfaction of the Company that the tax has been paid or is not applicable.

(e) Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Community First Bank of the shares of Community First Preferred Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Community First Preferred Stock that occurred prior to the Effective Time. If, after the Effective Time, Preferred Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Preferred Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 7.

(f) Return of Preferred Consideration. Any portion of the Preferred Consideration deposited with the Exchange Agent pursuant to Section 6(a) of this Merger Agreement that remains unclaimed by the holders of Community First Preferred Stock as of the nine month anniversary of the Effective Time may, to the extent permitted by applicable law, be returned to the Company. In such event, any former holders of Community First Preferred Stock who have not theretofore complied with this Section 7 shall thereafter look only to the Company with respect to the Preferred Consideration and any unpaid dividends and distributions on Company Preferred Stock deliverable in respect of each share of Community First Preferred Stock such shareholder holds as determined pursuant to this Merger Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Farmers National, Community First Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Community First Bank Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Lost, Stolen or Destroyed Preferred Certificates. In the event any Preferred Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Preferred Certificate to be lost, stolen or destroyed and, if reasonably required by Farmers National and the Company or the Exchange Agent, the posting by such person of a bond in such amount as Farmers National and the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Preferred Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Preferred Certificate the Preferred Consideration for each share of Community First Preferred Stock represented by such Preferred Certificate deliverable in respect thereof pursuant to this Merger Agreement.

(h) Withholding Rights. Farmers National and the Company or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Merger Agreement or the transactions contemplated hereby to any holder of Community First Preferred Stock such amounts as Farmers National, the Company or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Farmers National, the Company or the Exchange Agent, such withheld amounts will be treated for all purposes of this Merger Agreement as having been paid to the holder of the Community First Preferred Stock in respect of whom such deduction and withholding were made by Farmers National, the Company or the Exchange Agent.

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8.     Dissenters’ Rights.

(a) Each outstanding share of Community First Preferred Stock, the holder of which has provided notice of his or her intent to dissent under and in accordance with applicable law and has not effectively withdrawn or lost such right (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Preferred Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  Community First Bank shall give Farmers National and the Company prompt notice upon receipt by Community First Bank of any such demands for payment of the fair value of such shares of Community First Preferred Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Farmers National shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Community First Bank shall not, except with the prior written consent of Farmers National, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by Farmers National or the Company.

(b) If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, each share of Community First Preferred Stock of such holder shall be entitled to receive the Preferred Consideration.

9.     Representations and Warranties. Each of Community First Bank and Farmers National represents and warrants that this Merger Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

10.  Conditions Precedent. The obligations of the parties under this Merger Agreement to consummate the Bank Merger shall be subject to: (i) the approval of this Merger Agreement by the requisite vote of the holders of the outstanding shares of capital stock of Community First Bank in accordance with applicable provisions of the National Bank Act and the Banking Code at a meeting of shareholders duly called and held (or by consent or consents in lieu thereof); (ii) the approval of this Merger Agreement by the Company as the sole shareholder of Farmers National; (iii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required, including, but not limited to, the consents, approvals and authorizations of the OCC; (iv) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger; (iv) the holders of no more than 10% of the outstanding shares of Community First Preferred Stock having become Dissenting Shareholders and (v) consummation of the Parent Merger in accordance with the terms and conditions of the Plan.

11.  Effects of the Merger. Upon consummation of the Bank Merger, and in addition to the effects under applicable law, all assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of Community First Bank and Farmers National shall be automatically transferred to and vested in the Surviving Bank by virtue of such Bank Merger without any deed or other document of transfer. The Surviving Bank, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by Community First Bank and Farmers National, respectively. The Surviving Bank shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Community First Bank and Farmers National immediately prior to the Bank Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Community First Bank and Farmers National, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Community First Bank or Farmers National. Deposit accounts shall be deemed issued in the name of the Surviving Bank in accordance with applicable FDIC regulations. All rights of creditors and other obligees and all liens on property of either Community First Bank or Farmers National shall be preserved, shall be assumed by the Surviving Bank and shall not be released or impaired.

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12.    Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Community First Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Merger Agreement, Community First Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of Community First Bank or otherwise to take any and all such action.

13.    Counterparts. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

14.   Governing Law. This Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Pennsylvania, except as otherwise provided by the laws of the United States.

15.    Amendment. This Merger Agreement may be amended, modified or supplemented only by written agreement of Farmers National and Community First Bank at any time prior to the Effective Time, provided that any amendment made after holders of Community First Preferred Stock have approved this Merger Agreement shall not modify either the amount or form of the Preferred Consideration to be provided hereby to holders of Community First Preferred Stock upon the consummation of the Bank Merger or otherwise materially adversely affect the holders of Community First Preferred Stock without the approval of the holders of Community First Preferred Stock.

16.     Waiver. Subject to applicable law, any of the terms or conditions of this Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party, provided that any waiver granted or executed after holders of Community First Preferred Stock have approved this Merger Agreement shall not modify either the amount or form of the Preferred Consideration to be provided hereby to holders of Community First Preferred Stock upon the consummation of the Bank Merger or otherwise materially adversely affect the holders of Community First Preferred Stock without the approval of the holders of Community First Preferred Stock.

17.    Successors and Assigns. This Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party. Subject to the foregoing, this Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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18.   Termination. This Merger Agreement shall terminate upon the termination of the Plan in accordance with its terms. This Merger Agreement also may be terminated at any time prior to the Effective Time by mutual consent of Farmers National and Community First Bank in a written instrument, if and to the extent authorized by the respective Boards of Directors of Farmers National and Community First Bank. In the event of the termination of this Merger Agreement as provided in this Section 18, this Merger Agreement shall forthwith become null and void and of no further force or effect.

19.   Other Terms. All terms used in this Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Merger Agreement and the Bank Merger.

[Signature page follows]

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IN WITNESS WHEREOF, each of Farmers National and Community First Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers as of the date first above written.

THE FARMERS NATIONAL BANK OF EMLENTON

Attest:

By:
Name:	Matthew J. Lucco		Name:	William C. Marsh
Title:	Secretary		Title:	Chairman, President and Chief Executive Officer

COMMUNITY FIRST BANK
Attest:

By:
Name:	Eugene E. Deible, III		Name:	Henry H. Deible
Title:	Secretary		Title:	President and Chief Executive Officer

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Exhibit B

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (the “Agreement”), dated as of May __, 2018, by and between ________________, a shareholder (“Shareholder”) of Community First Bancorp, Inc., a Pennsylvania corporation (the “CFB”), and Emclaire Financial Corp, a Pennsylvania corporation (the “Company”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, the Company and CFB are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which CFB will merge with and into the Company (the “Merger”); and

WHEREAS, immediately after the Merger, Community First Bank, a Pennsylvania commercial bank and subsidiary of CFB, will merge with and into The Farmers National Bank of Emlenton, a wholly owned subsidiary of the Company (“Farmers National”) (the “Bank Merger”), pursuant to the terms of an Agreement of Merger (the “Bank Merger Agreement”) to be entered into between Farmers National and Community First Bank;

WHEREAS, Annex I hereto sets forth all shares of common stock, par value $0.50 per share, of CFB (“Company Common Stock”) and all shares of Series A and Series B Non-Cumulative Perpetual Preferred Stock of Community First Bank (the “Community First Bank Preferred Stock”) over which the Shareholder has beneficial ownership (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (collectively, the shares of Company Common Stock and Community First Bank Preferred Stock, together with all shares of Company Common Stock and Community First Bank Preferred Stock subsequently acquired by Shareholder during the term of this Agreement being referred to as the “Shares”); and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of CFB and Community First Bank and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of CFB, or in connection with any written consent of the shareholders of CFB at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of CFB, or at any meeting of the shareholders of Community First Bank, or in connection with any written consent of the shareholders of Community First Bank at which a proposal of the type set forth in clause (iii) below is presented for consideration by the shareholders of Community First Bank, Shareholder shall:

(i)  appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum;

(ii)  vote (or cause to be voted), in person or by proxy, all the Shares, (x) in favor of adoption and approval of the Merger Agreement and in favor of any resolution to take any action which is reasonably necessary to consummate the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CFB, contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement. Except as set forth in this clause (ii), Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of CFB; and

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(iii)  vote (or cause to be voted), in person or by proxy, all the Shares, (x) in favor of adoption and approval of the Bank Merger Agreement and in favor of any resolution to take any action which is reasonably necessary to consummate the Bank Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Community First Bank, contained in the Bank Merger Agreement or of Shareholder contained in this Agreement; and (z) against any action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Bank Merger or this Agreement. Except as set forth in this clause (ii), Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of Community First Bank.

2. No Transfers. After the date hereof and prior to the meetings of CFB’s shareholders held to consider and vote upon approval of the Merger Agreement and Community First Bank’s shareholders to consider and vote upon approval of the Bank Merger Agreement, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of CFB who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such Shareholder, and (v) such transfers as the Company may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. Shareholder agrees that CFB and Community First Bank shall not be bound by any attempted sale of Shares, and CFB’s and Community First Bank’s respective transfer agent shall be given appropriate stop transfer instructions and shall not register any such attempted sale, unless the sale has been effected in compliance with the terms of this Agreement.

3. Non-Solicitation; Nondisparagement.

A. Shareholder hereby covenants and agrees that, for a period commencing on the Closing Date of the Merger and terminating on the first anniversary of the Closing Date (the “Restricted Period”), he shall not within the Commonwealth of Pennsylvania, directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without the Company’s prior written consent (other than for the benefit of the Company or its Affiliates), solicit, call upon, communicate with or attempt to communicate (whether by mail, telephone, electronic mail, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of CFB or any of its Affiliates) with any Person that is or was a customer of CFB during the one-year period preceding the Closing Date for the purpose of engaging in opportunities related to the commercial, retail or community banking business or interfere with or damage (or attempt to interfere with or damage) any relationship between the Surviving Corporation or its Affiliates and any such customers.

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B. Shareholder covenants and agrees that during the Restricted Period, he shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without the prior written consent of the Company, solicit or induce, or cause others to solicit or induce, for employment or engagement, any employee of the Surviving Corporation or its Affiliates (excluding general solicitations of the public that are not based on any list of, or directed at, employees of the Surviving Corporation or its Affiliates).

C. During the Restricted Period, Shareholder covenants and agrees not to make, publish or communicate at any time to any person or entity, including, but not limited to, customers, clients and investors of the Surviving Corporation or any of its Affiliates, any Disparaging (defined below) remarks, comments or statements concerning the Surviving Corporation or any of its Affiliates, or any of their respective present and former members, partners, directors, officers, employees or agents. For the purposes of this provision, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged. Notwithstanding the foregoing, this paragraph does not apply to (i) any truthful testimony, pleading, or sworn statements in any legal proceeding; or (ii) attorney-client communications.

D. Nothing contained in this Agreement limits the Shareholder’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Company, CFB or any of their respective subsidiaries (the “Government Agencies”). The Shareholder further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, CFB or any of their respective subsidiaries. This Agreement does not limit the Shareholder’s right to receive an award for information provided to any Government Agency.

E. The Shareholder acknowledges and agrees that the business conducted by the Company, CFB and their respective Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 3 are made as a necessary inducement for the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 3 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Shareholder and the Company each consider the restrictions contained in this Section 3 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3 is unenforceable against any party, the provisions of this Section 3 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

F. Nothing contained in this Agreement limits the Shareholder’s ability to file any action or cause of action with any court of competent jurisdiction.

4. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with the Company as follows:

A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

D. Ownership of Shares. Shareholder (or an affiliate of Shareholder) is the beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of the Shares as of the date hereof, and, except as set forth on Annex I hereto and arising hereunder, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

5. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to the Company if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the Company will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the Company’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, the Company shall have the right to inform any third party that the Company reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of the Company hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with the Company set forth in this Agreement may give rise to claims by the Company against such third party.

6. Term of Agreement; Termination.

A. The term of this Agreement shall commence on the date hereof.

B. This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms; provided, however, that if the Closing of the Merger occurs, the provisions of Section 3 of this Agreement shall survive until the end of the Restricted Period. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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8. Notices. Notices may be provided to the Company and the Shareholder in the manner specified in the Merger Agreement, with all notices to the Shareholder being provided to him or her at the address set forth in Annex I hereto.

9. Miscellaneous.

A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a beneficial owner of the Shares, and, notwithstanding anything to the contrary in this Agreement, no covenant contained herein shall apply to Shareholder acting in his or her capacity as a director, officer or employee of CFB or Community First Bank or in any other fiduciary capacity, including, for the avoidance of doubt and without limitation, any participation by Shareholder acting in his capacity as a director of CFB or Community First Bank when considering any Superior Proposal and making any determinations or recommendations with respect to Section 8.1 of the Merger Agreement. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of CFB or Community First Bank.

C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to its conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EMCLAIRE FINANCIAL CORP

By:
Name:	William C. Marsh
Title:	President and Chief Executive Officer

SHAREHOLDER

Print Name:

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ANNEX I

SHAREHOLDER AGREEMENT

Name and Address of Shareholder	Shares of Community First Bancorp, Inc. Common Stock Beneficially Owned	Shares of Community First Bank Series A Preferred Stock Beneficially Owned	Shares of Community First Bank Series B Preferred Stock Beneficially Owned

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